As filed with the Securities and Exchange Commission on January 10, 2006


                                      An Exhibit List can be found on page II-6.
                                                     Registration No. 333-126342

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                          ----------------------------


                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                            IPOINT U.S.A. CORPORATION

                 (Name of small business issuer in its charter)

Delaware                                       4899                      98-0459403
(State or other Jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
of Incorporation or                 Classification Code Number)      Identification No.)
Organization)

                               2a Habarzel Street
                             Tel-Aviv 61132, Israel
                                 +972-3-7657265
          (Address and telephone number of principal executive offices and principal place of business)

                                Muki Geller, CEO
                               IPOINT U.S.A. CORP.
                               2a Habarzel Street
                             Tel-Aviv 61132, Israel
                                 +972-3-7657265
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)


                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
           Upon this Registration Statement being declared effective.


If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
       Title of each class of        Amount to be          Proposed          Proposed           Amount of
          securities to be           registered(1)          maximum           maximum       registration fee
             registered                                    offering          aggregate
                                                           price per      offering price
                                                           share(1)
----------------------------------------------------------------------------------------------------------------
             Common Stock              2,035,200           $0.000033             $67.16             $0.0079
----------------------------------------------------------------------------------------------------------------
                    Total              2,035,200                                 $67.16             $0.0079*
----------------------------------------------------------------------------------------------------------------

         *Previously paid

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933. The shares included herein are being distributed to the stockholders of Neomedia Technologies, Inc. No consideration will be received by iPoint U.S.A. Corp. in consideration for such distribution and there is no market for the shares being distributed. Accordingly, for purposes of calculating the registration fee, iPoint U.S.A. Corp. has used $0.000033 per share as the current estimated fair value of the shares being distributed.


      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

            Preliminary Prospectus Subject to Completion, Dated January 10, 2006


                               IPOINT U.S.A. CORP.
                               2,035,200 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the distribution by dividend, or spin-off, to all of the stockholders of Neomedia Technologies, Inc. ("Neomedia") of 2,035,200 shares of common stock of our company. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

      Holders of Neomedia common stock, other than affiliates of Neomedia, will receive one share of our common stock for every 202 shares of Neomedia common stock that they hold. Holders of less than 202 shares of Neomedia common stock will not receive any shares of our common stock. The 2,035,200 shares of common stock represent 5.0% of the total outstanding shares of our common stock. After the spin-off, we will be an independent public company.

      The distribution of our shares is a taxable transaction to you and, accordingly, you may be required to pay income tax on the value of our shares of common stock received by you in connection with this distribution.

      Currently, no public market exists for our common stock. We can provide no assurance that a public market for out securities will develop and ownership of our securities is likely to be an illiquid investment.

      Investing in these securities involves significant risks. See "Risk Factors" beginning on page 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      No underwriter or person has been engaged to facilitate the distribution of the shares of common stock in this offering.

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. The dividend, or spin-off shall not occur until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.


             The date of this prospectus is ________________, 2006.

                                Table of Contents

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION AND RELATED
MATTERS.......................................................................3

PROSPECTUS SUMMARY............................................................5

REASONS FOR FURNISHING THIS DOCUMENT..........................................7

SUMMARY OF THE DISTRIBUTION...................................................8

RISK FACTORS.................................................................11

USE OF PROCEEDS..............................................................17

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
  RESULTS OF OPERATIONS......................................................18

BUSINESS.....................................................................24

MANAGEMENT...................................................................29

EXECUTIVE COMPENSATION.......................................................32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................33

PRINCIPAL STOCKHOLDERS.......................................................33

DESCRIPTION OF SECURITIES....................................................35

INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS................................35

SELLING STOCKHOLDER..........................................................36

THE DISTRIBUTION.............................................................36

LEGAL MATTERS................................................................41

EXPERTS .....................................................................41

FINANCIAL STATEMENTS........................................................F-1

                               Prospectus Summary

Overview


      iPoint is a software company that, through its wholly-owned subsidiary, develops a video application platform, which serves as a foundation to range of video based applications developed and provided by iPoint to vertical markets such as education communities, telecom operators and healthcare providers. iPoint delivers integrated communications and software solutions for video based remote teaching, patient virtual visiting using video and video interaction center solutions for 3G mobile operators. Our operations are conducted through our wholly-owned subsidiary, iPoint-Media Ltd., an Israeli corporation ("iPoint-Israel"). Nisko Projects Electronics and Communication (1990) Ltd. ("Nisko Projects 1990"), an Israeli corporation, is our majority shareholder. Several of our officers and directors also serve as officers and directors of Nisko Projects 1990.

      To date, substantially all of our revenue has been derived from one customer, Deutsche Telecom AG, which cancelled its agreement with us during the fourth quarter of 2004. In 2005, we received three purchase orders from new customers in the amount of US $250,000, which we are scheduled to fulfill and receive payment by March 2006. As a result of recurring losses from operations and a net deficit in both working capital and stockholders' equity, our auditors, in their report dated May 20, 2005, have expressed substantial doubt about our ability to continue as going concern.


Corporate History

      In September and October 2004, iPoint-Israel entered into the following agreements:

            o an Investment Agreement and a related registration rights agreement with each of Neomedia and Cornell Capital Partners, LP ("Cornell") whereby iPoint-Israel sold 40,704 ordinary shares to each Neomedia and Cornell for aggregate consideration of $2,000,000 and required that, iPoint-Israel, which requirement was assigned to our company, register with the Securities and Exchange Agreement the issued securities;


            o a Standby Distribution Agreement and related registration rights agreement with Cornell whereby iPoint-Israel may, upon the effectiveness of the registration statement registering the shares underlying the Standby Distribution Agreement, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $10,000,000 which such sale is subject to the listing on the Over the Counter Bulletin Board or other acceptable market. As we do not have a registration statement registering the shares underlying the Standby Distribution Agreement and we are not listed on the Over the Counter Bulletin Board, Cornell is not obligated to provide us with further funding at this time; and


            o a Business Development Agreement with Neomedia whereby Neomedia agreed to provide services to iPoint-Israel in connection with the joint pursuit of select opportunities in the areas of distributing video, audio and data in consideration of 28,492 ordinary shares of iPoint-Israel.


      On May 24, 2005, we entered into a Share Exchange Agreement with the shareholders of iPoint-Israel. In consideration for all of the issued and outstanding capital stock of iPoint-Israel, we issued 40,690,000 shares of common stock. As a result, iPoint-Israel became our wholly-owned subsidiary through which we conduct all of our operations. All obligations, rights and responsibilities under the Investment Agreements and related registration rights agreements, as amended and modified, Standby Distribution Agreement and the Business Development Agreement were assigned by iPoint-Israel to iPoint. The registration rights agreements entered with Neomedia and Cornell require that we have a registration statement registering the shares of common stock they purchased filed by September 30, 2005 and declared effective by October 30, 2005. We have not satisfied this obligation and, as a result, are incurring penalties equal to 2% of the purchase price on a monthly basis or $40,000.


      Our principal offices are located at 2a Habarzel Street, Tel-Aviv 61132, Israel, and our telephone number is +972-3-7657265. Our corporate website is located both at http://www.ipoint-media.com. Information on our website does not constitute part of this prospectus. We are a Delaware corporation.

--------------------------------------------------------------------------------
Common stock to be distributed to        2,035,200 shares of common stock.
the stockholders of Neomedia
                                         This number represents 5.0% of our
                                         current outstanding common stock.

--------------------------------------------------------------------------------
Use of proceeds                          We will not receive any proceeds from
                                         the sale of the common stock.

--------------------------------------------------------------------------------
Symbol                                   We are currently not listed on an
                                         exchange and do not have a stock
                                         symbol.
--------------------------------------------------------------------------------


      The above information regarding common stock to be outstanding is based on 40,690,000 shares of common stock outstanding as of December 30, 2005.

                           Summary of the Distribution

Distributing Company


Neomedia Technologies, Inc., a Delaware corporation. In 2004, a consultant responsible for identifying acquisitions and strategic investments identified and approached iPoint-Israel. In September 2004, iPoint-Israel entered an Investment Agreement and a related registration rights agreement with Neomedia whereby iPoint-Israel sold 40,704 ordinary shares to Neomedia for aggregate consideration of $1,000,000 and required that iPoint-Israel, which requirement was assigned to our company, register with the Securities and Exchange Agreement the issued securities. In addition, iPoint-Israel also entered into a Business Development Agreement with Neomedia whereby Neomedia agreed to provide services to iPoint-Israel in connection with the joint pursuit of select opportunities in the areas of distributing video, audio and data in consideration of 28,492 ordinary shares of iPoint-Israel. On May 24, 2005, we entered into a Share Exchange Agreement with the shareholders of iPoint-Israel. In consideration for all of the issued and outstanding capital stock of iPoint-Israel, we issued 40,690,000 shares of common stock. Accordingly, Neomedia exchanged its ordinary shares in iPoint-Israel for 6,919,600 shares of our common stock and intends to dividend to its shareholders 2,035,200 shares of common stock of iPoint. Neoemedia will only be able to resell the remaining shares it will hold after the dividend pursuant to Rule 144 or an effective registration statement. When such shares are available for sale, Neomedia has advised that it will evaluate our business prospects, its own cash requirements and the risks related to the sale or the holding of the shares, in order to determine whether it will sell or retain such shares. As these facts may not be determined at this time, Neomedia is unable to determine what its or iPoint's position will be when such shares are available for sale.


Distributed Company

iPoint U.S.A. Corp., a Delaware corporation. As used in this prospectus, the term iPoint, we, our, us, and similar terms means iPoint U.S.A. Corp., as of the relevant date, unless the context otherwise requires.

IPoint Shares to be Distributed

Neomedia will distribute to Neomedia stockholders an aggregate of 2,035,200 shares of Common Stock of iPoint.

Record Date


If you own Neomedia shares at the close of business on November 17, 2004 (the "Record Date"), then you will receive iPoint Shares in the Distribution.


Distribution Date

We currently anticipate that the Distribution will occur near the effective date of the registration statement (the "Distribution Date"). If you are a record holder of Neomedia stock, instead of physical stock certificates you will receive from iPoint's transfer agent shortly after the effective date of the registration statement a statement of your book entry account for the iPoint shares distributed to you. If you are not a record holder of Neomedia stock because such shares are held on your behalf by your stockbroker or other nominee, your iPoint Shares should be credited to your account with your stockbroker or other nominee after the effective date of the registration statement. Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement.

Distribution

On the Distribution Date, the distribution agent identified below will begin distributing certificates representing our Common Stock to Neomedia stockholders. You will not be required to make any payment or take any other action to receive your shares of our Common Stock. The distributed shares of our Common Stock will be freely transferable unless you are one of our affiliates or you are issued shares in respect of restricted shares of Neomedia common stock.

Distribution Ratio

Neomedia will distribute to Neomedia stockholders an aggregate of 2,035,200 shares of Common Stock of iPoint. In the Distribution, for every 202 shares of common stock of Neomedia that you own as of November 17, 2004, you will receive one share of common stock of iPoint.

Distribution Agent              Worldwide Stock Transfer, LLC
                                885 Queen Anne Rd
                                Teaneck, New Jersey 07666
                                Phone: 201-357-4809
                                Fax: 201-836-6461

Transfer Agent and Registrar    Worldwide Stock Transfer, LLC
for the iPoint Shares           885 Queen Anne Rd
                                Teaneck, New Jersey 07666
                                Phone: 201-357-4809
                                Fax: 201-836-6461

Fractional Shares of our Common Stock

Neomedia will not distribute any fractional shares of iPoint common stock. In lieu of distributing a fraction of a share of our Common Stock to any Neomedia stockholder, fractional shares will be rounded up to the next higher whole number of shares.

Trading Market

We anticipate that our common stock will be traded on the Over The Counter Bulletin Board. We expect that a market maker will apply for quotation on the Over the Counter Bulletin Board on our behalf prior to the Distribution. No public trading market for our common stock currently exists. However, a trading market for the entitlement to receive shares of our common stock in the Distribution, referred to as a when-issued market, may develop on or after the record date for the Distribution.

Dividend Policy

Neomedia has not paid dividends in the past, and we anticipate that immediately following the Distribution, neither iPoint nor Neomedia will pay cash dividends. However, no formal action has been taken with respect to future dividends, and the declaration and payment of dividends by iPoint and Neomedia will be at the sole discretion of their respective boards of directors.

Risk Factors

The distribution and ownership of our common stock involve various risks. You should read carefully the factors discussed under Risk Factors beginning on page
11. Several of the most significant risks of the Distribution include:

      o The Distribution may cause the trading price of Neomedia Common Stock to decline.

      o Substantial sales of iPoint Shares may have an adverse impact on the trading price of the iPoint common stock.

      o There has not been a prior trading market for iPoint Shares and a trading market for the iPoint Shares may not develop.

      o The Distribution of iPoint Shares may result in substantial tax liability.

Federal Income Tax Consequences

Neomedia and iPoint do not intend for the Distribution to be tax-free for U.S. federal income tax purposes. You may be required to pay income tax on the value of your shares of iPoint common stock received as a dividend. We expect that the dividend will be taxed as ordinary income to the extent of the value of the shares you receive. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Our Relationship with Neomedia after the Distribution

In October 2004, Neomedia and iPoint-Israel entered into a Business Development Agreement dated in October 2004 whereby Neomedia is obligated to provide iPoint-Israel with certain services to enhance the business of iPoint-Israel. As compensation for the services, iPoint-Israel issued Neomedia 28,492 ordinary shares or 7% of its issued and outstanding ordinary shares. In addition, also in October 2004, Neomedia and iPoint-Israel entered into an Investment Agreement whereby Neomedia purchased 40,704 ordinary shares or 7% of its issued and outstanding ordinary shares of iPoint-Israel in consideration for $1,000,000. iPoint subsequently assumed all rights and obligations pursuant to the Business Development Agreement, the Investment Agreement and the Registration Rights Agreement entered with Neomedia and, pursuant to the share exchange agreement entered between iPoint and the shareholders of iPoint-Israel, all the outstanding ordinary shares and warrants to purchase ordinary shares of iPoint-Israel were converted into shares of common stock and warrants to purchase common stock of iPoint. As a result, immediately prior to the Distribution, Neomedia holds 6,919,600 shares of common stock of iPoint. Upon completion of the Distribution, Neomedia will retain 4,884,400 shares of iPoint's issued and outstanding common stock. Upon completion of the Distribution, Neomedia will continue to provide the services contemplated in the Business Development Agreement.

Stockholder Inquiries

Any persons having inquiries relating to the distribution should contact the Shareholder Service department of the distribution agent at 201-357-4809 or Neomedia at (239) 337-3434.

                                  RISK FACTORS

      You should carefully consider each of the following risk factors and all of the other information in this document. The following risks relate principally to the Distribution and our business.

      If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading prices of our shares could decline significantly.

      The risk factors below contain forward-looking statements regarding the Distribution and our company. Actual results could differ materially from those set forth in the forward-looking statements.

Risks Relating to Our Business:


We have a history of incurring net losses; we expect our net losses to continue as a result of planned increases in operating expenses; and, therefore, we may never achieve profitability which may cause us to seek additional financing or to cease operations which would dilute your ownership in our company, result in a decrease in our stock price and/or result in the entire loss of your investment.

We have generated limited revenues to date including $43,629 during the nine months ended September 30, 2005, $514,189 during the year ended December 31, 2004 and $618,103 during the year ended December 31, 2003. We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. We had a loss of $1,147,984 for the nine month ended September 30,2005 and $1,396,653 for the year ended December 31, 2004. We expect to continue to incur net losses and negative cash flows for the foreseeable future. In addition, we anticipate losses to continue because we expect to incur additional costs and expenses related to:


            o Competition by large and well established companies, which may enter our markets;

            o The market for our products does not develop or develops slower then expected;

            o     Our products may take additional time to develop;

            o     We are unable to develop substantial sales; and

            o     We are unable to generate substantial orders.

      We will need to generate significant additional revenue to achieve profitability. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon numerous factors outside of our control, including the market acceptance of our horseshoes and the economy.

      It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability in the future. If we do not achieve sustained profitability, we may be unable to continue our operations.

We have a limited operating history, therefore it is difficult to evaluate our financial performance and prospects.

      We are a development stage company and we have only recently commenced operations in April 2001 through iPoint-Israel, our wholly-owned subsidiary. We are, therefore, subject to all of the risks inherent in a new business enterprise. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We cannot assure you that in the future we will generate revenues, operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

iPoint has no operating history as a public company and may be unable to operate profitably.

      We do not have an operating history as a public company. We may not be able to successfully put in place the financial, administrative and managerial structure necessary to operate as a public company, and the development of such structure may require a significant amount of management's time and other resources. Accordingly, if we are not able to implement such structure or if the implementation of such structure proves to be costly, we may not be able to enter into future financings available to public companies and management may not be able to focus on our operations, which may result in a decrease in our revenues.

iPoint shareholders may experience significant dilution if future equity offering are used to fund operations.


      If we obtain working capital by issuing equity securities, such as through the Standby Equity Distribution Agreement with Cornell Capital Partners, LP, of which there is no guarantee, our shareholders could experience significant dilution. In addition, securities issued in connection with future financing activities may have rights and preferences senior to the rights and preferences of the iPoint Shares. Further, the conversion of outstanding debt obligations into equity securities could have a dilutive effect on iPoint shareholders.

Because of our recurring operating losses, stockholders' deficit, working capital deficit and negative cash flow from operations our auditor has raised substantial doubt about our ability to continue as a going concern.


      We have received a report from our independent auditors on our financial statements for fiscal years ended December 31, 2004 and 2003, in which our auditors have included explanatory paragraphs indicating that our recurring net losses, stockholders' deficit, working capital deficit, and negative cash flow from operations cause substantial doubt about our ability to continue as a going concern. By issuing an opinion stating that there is substantial doubt about our ability to continue as a going concern, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations and, further, in order to avoid ceasing our operations, we must either generate additional revenue and/or raise additional funding. If our recurring operating losses, stockholders' deficit, working capital deficit and negative cash flow from operations continue, our business could be materially adversely affected.

If we do not obtain financing when needed, our business will fail


      We have entered into a Standby Equity Distribution Agreement with Cornell Capital Partners LP. However, we will not be able to obtain funding under such financing until such time that shares issubale under the Standby Equity Distribution Agreement are registered with the Securities and Exchange Commission and our shares are listed on the Over the Counter Bulletin Board. Our current operating funds will allow us to continue our operations until March 2006. In order for us to further develop our products, we will need to obtain additional financing. As of September 30, 2005, we had cash and cash equivalents in the amount of $76,190. In addition, we have an unused line of credit in the amount of approximately $61,600, which is guaranteed by Nisko Projects 1990. Such guarantee may be revoked by Nisko Projects 1990. Several of our officers and directors also serve as officers and directors of Nisko Projects 1990.

      Our business plan calls for significant expenses of $130,000 per month in connection with the development, manufacturing and marketing and additional expenses of $50,000 in connection with the registration of our securities. We will also require additional financing if our costs are greater than anticipated. We will require additional financing to sustain our business operations if we are not successful in earning revenues once we commence the marketing of our products. We currently do not have any arrangements for additional financing and we may not be able to obtain financing when required. The market for software based interactive video applications and 3G mobile video applications is in an early stage. The market may develop slower than anticipated, and large and well established companies may enter the market in the future. The standards and technology are also evolving which implies that additional development efforts are required in order to complete the development and introduce up to date products which are inline with the newest standards.


Nisko Projects 1990, our majority shareholder of our company, also guarantees our credit line, and, as a result, we are highly dependent upon Nisko Projects 1990 and any termination of our relationship with Nisko Projects 1990 could result in our ceasing or curtailing our operations.


Historically, we have been dependent upon financing from Nisko Projects 1990, which is our majority shareholder. Several of our officers and directors also serve as officers and directors of Nisko Projects 1990. Nisko Projects 1990 guaranteed a credit line for us in the amount of $1,521,000 of which as of December 30, 2005 we have drawn down approximately $1,153,000. Such guarantee may be revoked by Nisko Projects 1990. In the event that Nisko Projects 1990 revokes its guarantee, we may be forced to cease or curtail our operations or seek financing of which we may not be able to obtain on favorable terms or at all. Further, as a result of our relationship with Nisko Projects 1990, including its stock ownership in our company and the fact that it serves as a guarantor of our credit, we are highly dependent upon Nisko Projects 1990 and the termination of our relationship with Nisko Projects 1990 could result in our ceasing or curtailing our operations.

Several of our officers and directors also serve as officers and directors of Nisko Projects 1990, our majority shareholder, and, as a result, it may be difficult to remove or replace current management.

Efi Sagi, Effi Bazia, and Itzhak Nitzan, certain of our executive officers and directors, serve as executive officers and/or directors for Nisko Projects 1990, a majority shareholder of our company. Accordingly, if the need should arise, it may be difficult to remove any of these officers and directors from their positions and we may be forced to expend considerable expenses to terminate such parties.


We have historically derived substantially all of our revenue from one client, which has recently terminated our relationship with us and if we are unable to generate new sales of offset such loss, we may be forced to cease or curtail our operations.


In October 2001, we entered into a Memorandum of Understanding (the "MOU") with Deutsche Telekom ("DT") whereby we agreed to install and setup a server for DT and provide monthly maintenance for set compensation. The MOU was amended various times to provide for additional services on our part and increases in the compensation payable by DT. On April 14, 2003, we entered into an amendment of the MOU pursuant to which we agreed to install multi port servers in a two stage project. DT subsequently paid for the first stage of the project but then cancelled the second stage and ceased all payments to us. During the 12 months ended December 31, 2003, December 31, 2004 and the nine months ended September 31, 2005, we derived 100%, 96% and 0%, respectively, of our revenues from DT, which terminated its relationship with our company. After DT terminated its relationship with our company, we commenced legal action for breach of contract against it in Germany. DT has filed an answer to our claim asserting that the MOU was not an agreement and was not signed by an authorized party. In addition, DT also claims that the hardware and software were defective. We filed a response to their answer disagreeing with each of their claims. In October 2005, we entered a settlement agreement with DT pursuant to which DT paid us approximately $584,000. Although we have generated revenues from new clients, if we are unable to generate new sales or offset such loss, we may be forced to cease or curtail our operations.

We have entered into a Business Development Agreement and Investment Agreement with Neomedia pursuant to which Neomedia agreed to provide our company with various services and invested $1,000,000 in our company and, our inability to satisfy all conditions of the Investment Agreement may negatively impact our Business Development Agreement and, in turn, may result in a decrease in revenue.

In 2004, a consultant responsible for identifying acquisitions and strategic investments identified and approached iPoint-Israel. In September 2004, iPoint-Israel entered an Investment Agreement and a related registration rights agreement with Neomedia whereby iPoint-Israel sold 40,704 ordinary shares to Neomedia for aggregate consideration of $1,000,000 and required that iPoint-Israel, which requirement was assigned to our company, register with the Securities and Exchange Agreement the issued securities. In addition, iPoint-Israel also entered into a Business Development Agreement with Neomedia whereby Neomedia agreed to provide services to iPoint-Israel in connection with the joint pursuit of select opportunities in the areas of distributing video, audio and data in consideration of 28,492 ordinary shares of iPoint-Israel. On May 24, 2005, we entered into a Share Exchange Agreement with the shareholders of iPoint-Israel. In consideration for all of the issued and outstanding capital stock of iPoint-Israel, we issued 40,690,000 shares of common stock. Accordingly, Neomedia exchanged its ordinary shares in iPoint-Israel for 6,919,600 shares of our common stock and intends to dividend to its shareholders 2,035,200 shares of common stock of iPoint. Neoemedia will only be able to resell the remaining shares it will hold after the dividend pursuant to Rule 144 or an effective registration statement. When such shares are available for sale, Neomedia has advised that it will evaluate our business prospects, its own cash requirements and the risks related to the sale or the holding of the shares, in order to determine whether it will sell or retain such shares. As these facts may not be determined at this time, Neomedia is unable to determine what its or iPoint's position will be when such shares are available for sale.

We are required to pay penalties as a result of our not having a registration statement effective with respect to the shares of common stock purchase by Cornell and Neomedia which will result in the further increase of our losses from operations if paid.

We were required to file a registration statement registering the shares purchased by Cornell and Neomedia by September 30, 2005. Moreover, we were required to have such registration statement declared effective by October 30, 2005. We have failed to satisfy either obligation and, as a result we are incurring penalties as a result. Penalties are equal to 2% of the purchase price, which are required to be paid on a monthly basis. As a result, we are incurring penalties in the aggregate amount of $40,000 per month and our loss from operations will increase as a result of the payment associated with such penalties.

Conditions in the Middle East and in Israel may harm our operations resulting in reduced revenue and an increase in our net losses.


      Our principal offices and research and development facilities are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, as well as incidents of civil unrest, military conflicts and terrorist actions. There has been a significant increase in violence since September 2000, which has continued with varying levels of severity through to the present. This state of hostility has caused security and economic problems for Israel. To date, we do not believe that the political and security situation has had a material adverse impact on our business but we cannot give you any assurance that this will continue to be the case. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital.

      Our insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

      Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.


Our results of operations may be negatively affected and our revenues reduced by the obligation of key employees to perform military service.


      Some of our key employees are obligated to perform military reserve duty and are subject to being called to active duty for extended periods of time under emergency conditions. To date, any calls to active duty have not affected us materially. However, it is possible that there will be additional call-ups in the future, which may have a material effect on us. The absence of one or more of our key employees due to military service could disrupt our operations. Any disruption in our operations may have an adverse impact on our business.


Our results of operations may be adversely affected and our net losses exacerbated by inflation and currency fluctuations.


      The functional currency for our company is the U.S. dollar as the U.S. dollar is the primary currency of the economic environment in which we will operate in the foreseeable future. The majority of our operations are currently conducted in Israel and most of our Israeli expenses are currently paid in New Israel Shekels ("NIS"); however, most of these expenses are denominated in U.S. dollars. Financing activities including equity transaction are made in U.S. dollars. We generate a substantial portion of our revenues and hold most of our cash, cash equivalents in Euros. As a result, we are exposed to the risk that the Euro will be devalued against the U.S. dollar. In addition, we are exposed to the risk that the rate of inflation in the United States will exceed the rate of devaluation of the U.S. dollar in relation to the Euro or that the timing of any devaluation may lag behind inflation in the United States. However, since a significant portion of our expenses are the cost of our salaries, which we pay in NIS, we believe that this risk is not significant. If the Euro cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations could also be adversely affected if we are unable to guard against currency fluctuations in the future. To date, our business has not been materially adversely affected by changes in the Israeli rate of inflation or by fluctuations in the Euro - U.S. dollar exchange rate. We do not currently hedge against fluctuations in the Euro - U.S. dollar exchange rate with financial instruments.

It may be difficult to enforce a US judgment against our officers and directors or to assert US securities law claims in Israel.

      Service of process upon our directors and officers and our Israeli auditors, almost all of whom reside outside the United States, may be difficult to obtain within the United States. In addition, because substantially all of our assets and almost all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Changes in technology and video application software may make it difficult for us to adapt and compete with better-funded competitors.

      We have developed and are continuing to further develop video application software. However, technology and video application software is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. Our success depends upon our ability to improve the performance and reliability of our products in response to both evolving demands of the business and consumer communities and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

Risks Relating to the Distribution

The Distribution of iPoint Shares may result in substantial tax liability

You may be required to pay income tax on the value of your shares of iPoint common stock received in the Distribution as a dividend. The dividend will be taxed as ordinary income to the extent of the value of the shares you receive. In addition, you may have to pay taxes on any shares that you receive as a result of the rounding up of fractional shares. You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

The Distribution may cause the trading price of Neomedia common stock to decline

Following the Distribution, Neomedia expects that its common stock will continue to be listed and traded on the Over The Counter Bulletin Board under the symbol NEOM. A trading market may not develop for the iPoint Shares. As a result of the Distribution, the trading price of Neomedia common stock immediately following the Distribution may be lower than the trading price of Neomedia common stock immediately prior to the Distribution.

Further, the combined trading prices of Neomedia common stock and the iPoint Shares after the Distribution may be less than the trading price of Neomedia common stock immediately prior to the Distribution.

Substantial sale of iPoint shares may have an adverse impact on the trading price of the iPoint common stock


Based on the number of shares of Neomedia common stock anticipated to be outstanding on the record date, Neomedia will distribute to Neomedia stockholders a total of approximately 2,035,200 iPoint shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) iPoint Shares held by affiliates of iPoint or (2) shares which are issued in respect of restricted shares of Neomedia common stock. iPoint cannot predict whether stockholders will resell large numbers of iPoint Shares in the public market following the Distribution or how quickly they may resell these iPoint Shares. In addition, iPoint anticipates issuing significant numbers of shares of common stock to Cornell Capital Partners, L.P. under the terms of a standby equity distribution agreement for a maximum of $10,000,000, which shares we are required to register under the United States federal securities laws. We may only utilize the standby equity distribution agreement in the event that we have registered shares of common stock in connection with the standby equity distribution agreement and we are listed on the Over the Counter Bulletin Board or other acceptable trading platform. As of the date hereof, we have not satisfied either of these conditions and, therefore, this financing is not available. In addition, we are required to register 4,070,400 shares that have been issued to Cornell Capital Partners, L.P. pursuant to the Investment Agreement entered in October 2004 and 4,884,400 shares that have been issued to Neomedia pursuant to the Investment Agreement and Business Development Agreement entered in September 2004, which were subsequently assigned to our company by iPoint-Israel in May 2005. If iPoint stockholders sell large numbers of iPoint Shares over a short period of time, or if investors anticipate large sales of iPoint Shares over a short period of time, this could adversely affect the trading price of the iPoint Shares.

Holders of less than 202 shares of Neomedia shares of common stock will no longer hold any interest in the assets that Neomedia will transfer as a result of the distribution

If you own less than 202 shares of Neomedia common stock, you will not receive any of our shares of common stock in the Distribution.

Risks Relating to Our Common Stock:

There has not been any prior trading market for the iPoint Shares and a trading market for the iPoint Shares may not develop

      There is no current trading market for the iPoint Shares, although a when-issued trading market may develop prior to completion of the Distribution. We anticipate that the iPoint Shares will be listed on the Over The Counter Bulletin Board.

      iPoint Shares may not be actively traded or the prices at which the iPoint Shares will trade may be low. Until the iPoint Shares are fully distributed and an orderly market develops, the prices at which the iPoint Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for iPoint Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, iPoint's results of operations, what investors think of iPoint and general economic and market conditions. Some of the Neomedia stockholders who receive shares of our common stock may decide that they do not want shares in a company engaged in our business, and may sell their shares of common stock following the Distribution. This may delay the development of an orderly trading market in our shares of common stock for a period of time following the Distribution. Until an orderly market develops, the prices at which our shares of common stock trade may fluctuate significantly and may be lower than the price that would be expected with a fully developed market. Market fluctuations could have a material adverse impact on the trading price of the iPoint Shares.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

        Questions and Answers About the Distribution and Related Matters

The following section answers various questions that you may have about the pro rata distribution to Neomedia stockholders of 2,035,200 shares of iPoint common stock owned by Neomedia. We refer to this distribution in this document as the "Distribution."

Q1:   What is the Distribution?

A: The Distribution is the method by which Neomedia will distribute a significant portion of the shares held by it in iPoint resulting in iPoint becoming a publicly-held company. According to the terms of the Distribution, Neomedia will distribute to its stockholders, as of the close of business on November 17, 2004, in a dividend, shares of iPoint. In the Distribution, for every 202 shares of common stock of Neomedia that you own as of November 17, 2004, you will receive one share of common stock of iPoint. After the distribution Neomedia will continue to own 4,884,400 shares (12%) and the shareholders of Neomedia will own 2,035,200 (5%) of the issued and outstanding common stock of iPoint.

Neomedia will distribute the iPoint shares by book entry. If you are a record holder of Neomedia stock, instead of physical stock certificates, you will receive from iPoint's transfer agent shortly after the effective date of the registration statement, a statement of your book entry account for the iPoint shares distributed to you. Following the Distribution, you may request physical stock certificates if you wish, and instructions for making that request will be furnished with your account statement. If you are not a record holder of Neomedia stock because your shares are held on your behalf by your stockbroker or other nominee, your iPoint shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement.

Q2:   Why is Neomedia effecting the Distribution?

A: Neomedia is effecting the Distribution because it believes that the Distribution may provide potential value to Neomedia's stockholders that may exceed the value to such stockholders when holding iPoint shares through Neomedia.

Q3:   What is iPoint?

A: iPoint is a software company that, through its wholly-owned subsidiary, develops a video application server, which serves as a foundation to range of video based services to be operated by mobile operators, landline operators and service providers. These in turn would offer hosted video services to their customers. To date, most of the installations of iPoint software conducted have been experimental and did not result in commercial activity. In addition, our primary customer also terminated its relationship with us in 2004. We have entered into several agreements in 2005 with telcom companies and content providers pursuant to which we have received orders. Pursuant to such agreements, we will receive on a revenue sharing or licensing basis, a fee for providing our clients with the ability to incorporate our Vitrage technology into their products.

Q4:   What is the tax effect of the Distribution?

A: Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended, provided that Neomedia has current or accumulated earnings and profits. The fair market value of iPoint's shares received in the Distribution will be established by subsequent trading, if any, that develops with respect to such shares. However, the Distribution is taxable to Neomedia's shareholders even if a trading market for the shares never develops.

      The foreign, state and local tax consequences of receiving the Distribution may differ materially from the federal income tax consequences described above. Shareholders should consult their tax advisor.

Q5:   What will Neomedia stockholders receive in the Distribution?

A: In the Distribution, for every 202 shares of common stock of Neomedia that you own as of November 17, 2004, you will receive one share of common stock of iPoint. Immediately after the Distribution, Neomedia's stockholders will still own their shares of Neomedia common stock. Shares of Neomedia common stock will represent stockholders' interests in the business of Neomedia, and shares of iPoint common stock that stockholders receive in the Distribution will represent their interests in the iPoint business.

Q6:   What happens to Neomedia shares after the Distribution?

A: After the Distribution, shares of Neomedia common stock will continue to represent ownership of the businesses of Neomedia and will continue to be quoted under the ticker symbol "NEOM.OB"

Q7:   What does a Neomedia stockholder need to do now?

A: Neomedia stockholders do not need to take any action. The approval of the Neomedia stockholders is not required to effect the Distribution, and Neomedia is not seeking a proxy from any stockholders. Neomedia stockholders should not send in their Neomedia share certificates to effect the Distribution. Neomedia stockholders will automatically receive their shares of iPoint common stock shortly following the Distribution.

Q8:   Where can Neomedia stockholders get more information?

A: Neomedia stockholders with additional questions related to the Distribution should contact David Dodge, CFO. Neomedia's telephone number is (239) 337-3434.

                                 Use of Proceeds

      We will not receive proceeds from the distribution of securities in the Distribution.

            Market For Common Equity and Related Stockholder Matters

      There is no market for our common stock.


      As of December 30, 2005, there were seven holders of record of our common stock.


      We have appointed Worldwide Stock Transfer, LLC, as transfer agent for our shares of common stock.

Equity Compensation Plan Information

      As of December 31, 2004, we have not had any equity compensation plans outstanding.

                     Management's Discussion and Analysis of
                   Financial Condition and Plan of Operations

      Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;

      o contain projections of our future results of operations or of our financial condition; and

      o     state other "forward-looking" information.

      We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Critical Accounting Policies and Estimates

Critical Accounting Policies and Estimates

      Use of estimates. The preparation of the financial information in conformity with generally accepted accounting principles requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, mainly related to account receivables, inventories, long-lived assets, restructuring charges, revenues and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Revenues. We generate revenues from license fees for our software products and from maintenance and support arrangements.

      We recognize software license revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended. Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable.

      Maintenance revenues are deferred and recognized on a straight-line basis over the term of the maintenance and support agreement.


      Where arrangements involve multiple elements, such as maintenance, installation and training services, we allocate the revenue to each element based on vendor specific objective evidence ("VSOE") of the relative fair value of each element in the arrangement. When fair value of an element can not be determined, revenues from the entire arrangement are deferred until such element is delivered


Overview

      Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with the Public Company Accounting Oversight Board (United States).

      You should read the following discussion of our financial condition and results of operations together with the audited financial statements and the notes to audited financial statements included elsewhere in this filing prepared in accordance the Public Company Accounting Oversight Board (United States). This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those anticipated in these forward-looking statements.

Our Business


      We develop, through our wholly-owned subsidiary - iPoint Israel, a video application server, which serves as a foundation to range of video based services to be operated by mobile operators, landline operators and service providers. These in turn would offer hosted video services to their customers. To date, most of the installations of iPoint software conducted have been experimental and did not result in commercial activity. In addition, our primary customer also terminated its relationship with us in 2004. We have entered into several agreements in 2005 with telcom companies and content providers pursuant to which we have received orders. Pursuant to such agreements, we will receive on a revenue sharing or licensing basis, a fee for providing our clients with the ability to incorporate our Vitrage technology into their products.

      We intend to market and sell our products primarily through system integrators and other indirect sales channels, including value-added resellers, original equipment manufactures (OEMs), service providers supported by our sales and sales engineering team.

      The market for software based interactive video applications and 3G mobile video applications is in an early stage. The market may develop slower than anticipated, and large and well established companies may enter the market. The standards and technology are also evolving which implies that additional development efforts are required in order to complete the development and introduce up to date products which are inline with the newest standards. To date most of the installations of iPoint software conducted have been experimental and did not result in commercial activity. As set forth above, we have entered agreements with telcom companies and content providers.

      We devote substantially all of our efforts toward conducting research, development and marketing of our software. Most of the installations of iPoint software conducted so far has been experimental and did not result in commercial activity. Our activities also include raising capital and recruiting personnel. In the course of these activities, we have sustained operating losses and expect such losses to continue in the foreseeable future. To date, we have not generated sufficient revenues to achieve profitable operations or positive cash flow from operations. At December 31, 2004, we had a working capital deficiency of $396,458 and an accumulated deficit of $2,916,577. There is no assurance that profitable operations, if ever achieved, will be sustained on a continuing basis. During the 12 months ended December 31, 2004 and the nine months ended September 30, 2005, we derived 96% and 0%, respectively, of our revenues from a major customer, which terminated its relationship with our company.

Results of Operations - Fiscal Nine Months Ended September 30, 2005 Compared to the Fiscal Nine Months Ended September 2004


Revenues and Cost of Revenues


      Total revenues for the period ended September 30, 2005 decreased by 91.4% to $43,629 from $506,552 for the period ended September 30, 2004. The decrease in revenues from sales of software applications and maintenance was due to the end of the commercial relationship with a major customer of our company. In the first quarter of 2005 we focused our marketing efforts in new products which are still in early stage of marketing and did not derive substantial revenues.

      The majority of revenues derived during the year ended December 31, 2004 were from a single customer - Deutsche Telekom AG for which we developed custom video applications. The commercial relationship between Deutsche Telekom AG and iPoint-Israel ended in 2004. The decrease in revenues was due to cut of the payments from our main client (Deutsche Telecom)

      Cost of revenues for the period ended September 30, 2005 decreased by 37.8% to $19,635 from $31,559 for the period ended September 30, 2004. Gross profit decreased by 95.0% for the period ended September 30, 2005 to $23,994 from $474,993 for the same period in 2004. The decrease in cost of revenues is mostly attributable to decrease in revenues.

Research and Development


      Research and development expenses for the period ended September 30, 2005 increased by 20.4% to $365,566 from $303,743 for period ended September 30, 2004. The increase in research and development expenses was the result of the employment of additional developers for the developing of new products for the markets of Education, Healtcare and 3G operators.


Sales and Marketing


      Selling and marketing regular expenses for the period ended September 30, 2005 increased by 110.3% to $469,383 from $223,209, for the period ended September 30, 2004. The increase in sales and marketing expenses is mainly attributable to establishment of marketing operations in the USA in the amount of $72,000, increases in labor costs and travel expenses resulting from an increase in the number of employees.


General and Administrative


      General and administrative expenses for the period ended September 30, 2005 increased by 144.2% to $390,682 from $159,996 for the period ended September 30, 2004. The increase in general and administrative expenses is primarily attributable to one time expenses of 150,000$ in connection with the registration of our securities.


Net Loss and Net Loss Per Share


For the period ended September 30, 2005 and 2004, we incurred net loss of $1,147,984 ($0.0282 per share) and $264,761 ($0.0089 per share), respectively.
The loss in 2005 was partially attributable to decrease in the revenues and increase in operating expenses.


Results of Operations - Fiscal Year Ended December 31, 2004 Compared to the Fiscal Year Ended December 31, 2003

Revenues and Cost of Revenues


      Total revenues for the year ended December 31, 2004 decreased by 16.8% to $514,189 from $618,103 for the year ended December 31, 2003. Revenues from sales of software applications for the year ended December 31, 2004 increased by 19.4% to $327,581 from $274,258 for the year ended December 31, 2003. Revenues from sales of maintenance for the year ended December 31, 2004 decreased by 54.3% to $186,608 compared to $343,845 for the year ended December 31, 2003. The increase in revenues from sales of software applications was due to the increase in number of clients in Europe.


      The majority of past revenues were from a single client - Deutsche Telekom AG for which we developed custom video applications. The commercial relationship between Deutsche Telekom AG and iPoint-Israel ended in 2004. The decrease in revenues from maintenance was due to cut of the payments from our main client(Deutsche Telecom).

      Cost of revenues for the year ended December 31, 2004 decreased by 35.8% to $39,875 from $62,082 for the year ended December 31, 2003. The decrease in cost of revenues is mostly attributable to decrease in installation costs because of decrease in the number of projects.

Research and Development

      Research and development expenses for the year ended December 31, 2004 increased by 4.4% to $402,383 from $385,265 for the year ended December 31, 2003. The increase in research and development expenses was as a result of a minor increase in labor cost and related expenses.

Sales and Marketing


      Selling and marketing expenses for the year ended December 31, 2004 increased by 220% to $1,046,593 from $327,012, for the year ended December 31, 2003. The increase in sales and marketing expenses is mostly attributable to a one time expense of $700,000 in 2004 for business development services agreement with Neomedia


General and Administrative

      General and administrative expenses for the year ended December 31, 2004 increased by 53.4% to $317,841 from $205,066 for the year ended December 31, 2003. The increase in general and administrative expenses is primarily attributable to an increase in legal and audit expenses and investor relations expenses..

Net Loss and Net Loss Per Share


      For the period ended September 30, 2005 and 2004, we incurred net loss of $1,147,984 ($0.0282 per share) and $264,761 ($0.0089 per share), respectively.
The loss in 2005 was partially attributable to decrease in the revenues and increase in operating expenses.


Liquidity and Capital Resources

      As of December 31, 2004, total current assets were $978,025 and total current liabilities were $1,374,483. At December 31, 2004, we had a working capital deficiency of $396,458 and an accumulated deficit of $2,916,577. Historically, we financed our operations with bank credit under parent company guarantee and a combination of stock issuances and private placements and revenues from product and maintenance sales.

      On October, 2004, we completed a $2 million private placement of common stock with two investors. The private placement consisted of units offered at a price of $24.57 per unit. Total issuance expenses related to the private placement amounted to $195,000. In addition, we issued additional shares in exchange for business development services which would be supplied by one of the investors.


      Our management believes that our ability to continue operating in the next 12 months, requires the receipt of additional funds. We are currently utilizing approximately $130 to support our operations. We will be able to continue our operations for approximately 3 months based on our current capital resources. Nisko Projects 1990 guaranteed a credit line for us in the amount of $1,521,000 of which as of December 30, 2005 we have drawn down approximately $1,153,000 (include cash deposit) and, as a result, we currently have $368,000 available on such credit line. We intend to utilize the credit line in the event that we experience a deficiency in cash. . We received purchase orders from new customers (Comverse, Materna) in amount of approximately 250,000$ as of December 30, 2005 which will be paid during the first quartile of 2006. We expect to increase our income from new customers and to reach a positive cash flow from operating activity. Other way, we will be required to raise additional funding in the amount of $ 1,170,000in order for us to continue our operations for a period of 12 months. We presently do not have plans or arrangements for the additional funding. If we do not raise adequate funding, then we will be required to cease operations. Our credit line guarantee may be revoked by Nisko Projects 1990. In the event that Nisko Projects 1990 revokes its guarantee, we may be forced to cease or curtail our operations or seek financing of which we may not be able to obtain on favorable terms or at all. Further, as a result of our relationship with Nisko Projects 1990, including its stock ownership in our company and the fact that it serves as a guarantor of our credit, we are highly dependent upon Nisko Projects 1990 and the termination of our relationship with Nisko Projects 1990 could result in our ceasing or curtailing our operations. Nonetheless, we intend to raise additional funds in order to broaden our financial strength and liquidity.


Recent Financings

      In September and October 2004, iPoint Media Ltd., an Israeli corporation ("iPoint-Israel") and our wholly-owned subsidiary, entered into the following agreements:

            o an Investment Agreement and a related registration rights agreement with each of Neomedia and Cornell Capital Partners, LP ("Cornell") whereby iPoint-Israel sold 40,704 ordinary shares to each Neomedia and Cornell for aggregate consideration of $2,000,000 and required that, iPoint-Israel, which requirement was assigned to our company, register with the Securities and Exchange Agreement the issued securities;


            o a Standby Distribution Agreement and related registration rights agreement with Cornell whereby iPoint-Israel may, upon the effectiveness of the registration statement registering the shares underlying the Standby Distribution Agreement, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $10,000,000 which such sale is subject to the listing on the Over the Counter Bulletin Board or other acceptable market. As we do not have a registration statement registering the shares underlying the Standby Distribution Agreement and we are not listed on the Over the Counter Bulletin Board, Cornell is not obligated at this time to provide us with further funding at this time; and


            o a Business Development Agreement with Neomedia whereby Neomedia agreed to provide services to iPoint-Israel in connection with the joint pursuit of select opportunities in the areas of distributing video, audio and data in consideration of 28,492 ordinary shares of iPoint-Israel. In addition, iPoint-Israel agreed to indemnify Neomieda against any losses arising out of or in connection with any action instituted by a debt-holder of Neomedia relating to the distribution of the Ipoint Shares to the shareholders of Neomedia pursuant to a registered dividend distribution.

      On May 24, 2005, we entered into a Share Exchange Agreement with the shareholders of iPoint-Israel. In consideration for all of the issued and outstanding capital stock of iPoint-Israel, we issued 40,690,000 shares of common stock. As a result, iPoint-Israel became our wholly-owned subsidiary through which we conduct all of our operations. All obligations, rights and responsibilities under the Investment Agreements and related registration rights agreements, as amended and modified, Standby Distribution Agreement and the Business Development Agreement were assigned by iPoint-Israel to iPoint.


      In addition, also in May 2005, we entered into amendments of the registration rights agreements entered with Cornell and Neomedia. Pursuant to such amendments, the filing date for the registration statement covering the securities underlying the Investment Agreements entered with Neomedia and Cornell was set at no later than ten days following the effective date of this registration statement, but in no event later than September 30, 2005. The effective date for the registration statement covering the securities underlying the Investment Agreements entered with Neomedia and Cornell is to be no later than 60 days following the filing thereof. The registration rights agreements entered with Neomedia and Cornell require that we have a registration statement registering the shares of common stock they purchased filed by September 30, 2005 and declared effective by October 30, 2005. We have not satisfied this obligation and, as a result, are incurring penalties equal to 2% of the purchase price on a monthly basis or $40,000.

      Pursuant to the Standby Equity Distribution Agreement, we may, upon the effectiveness of the registration statement covering the shares of common stock underlying the Standby Equity Distribution Agreement and the listing of our shares of common stock with the Over the Counter Bulletin Board or another acceptable exchange, at our discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $10,000,000. As of the date hereof, we do not have shares of common stock registered for use in connection with the Standby Equity Distribution Agreement and we are not listed on an acceptable trading platform. Accordingly, we are not entitled to sell shares to Cornell under the Standby Equity Distribution Agreement until such time that a registration statement registering the shares of common stock under the Standby Equity Distribution Agreement has been declared effective and we are listed on an acceptable trading market. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell will pay 98% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. In addition, Cornell will retain 5% of each advance under the Standby Equity Distribution Agreement. For example, assuming that the 98% of lowest volume weighted average price of our common stock during the five consecutive trading days immediately following a notice date is $.25, if we request an advance in the amount of $200,000, Cornell will be entitled to the following:

            o     $10,000, which represents the 5% commitment fee; and

            o 800,000 shares of our common stock, which is calculated by dividing $200,000 by $.25.

      We are not registering shares of common stock in this offering pertaining to the Standby Equity Distribution Agreement. Cornell is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Cornell is restricted from owing in excess of 9.9% of our outstanding common stock. In the event that Cornell is unable to sell shares of common stock that it acquires under the Standby Equity Distribution Agreement and its ownership equals 9.9% of our outstanding common stock, then we will not be able to draw down money under the Standby Distribution Agreement. As a result, Cornell would be purchasing shares under the Standby Equity Distribution Agreement with an intent to sell or distribute its shares to the public. Upon the listing of our common stock on the Over the Counter Bulletin Board, we will, subject to certain exceptions and modifications, be required to issue to Cornell shares of our common stock in an amount equal to $200,000 divided by the greater of the initial bid price or the closing bid price on the 60th day following our initial listing of our common stock, as quoted by Bloomberg, LP. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received $10,000.

      The outstanding shares are issued based on a discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that it receives more shares. This could result in substantial dilution to the interests of other holders of common stock.

      To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price. Further, Cornell may sell shares during the pricing period which is the five consecutive trading days immediately following the notice date. The purchase price that Cornell will pay is determined during the pricing period. As a result, Cornell may sell shares during the pricing period, which may cause the market price to decrease and, in turn, additional shares to be issued to Cornell due to a decreased purchase price.

Outlook

      We believe that our future success will depend upon our ability to enhance the development of our existing products and solutions and introduce new commercially viable products and solutions addressing the demands of the evolving markets. As part of the product development process, we work closely with current and potential customers, distribution channels and leaders in our industry segments to identify market needs and define appropriate product specifications. Our current anticipated levels of revenue and cash flow are subject to many uncertainties and cannot be assured. In order to have sufficient cash to meet our anticipated requirements for the next twelve months, we may be dependent upon our ability to obtain additional financing. The inability to generate sufficient cash from operations or to obtain the required additional funds could require that we cease operations.

Off Balance Sheet Arrangements

      We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

                                    BUSINESS

Overview


      IPoint U.S.A. Corp. ("iPoint") was formed in March 2005 as a Delaware corporation. In May 2005, we entered into a Share Exchange Agreement whereby we acquired all of the issued and outstanding ordinary shares of iPoint Media, Ltd., an Israeli corporation ("iPoint-Israel"). As a result, iPoint-Israel became our wholly-owned subsidiary. In consideration for all of the issued and outstanding capital stock of iPoint-Israel, we issued 40,690,000 shares of common stock. All of our operations with regard to software development are presently conducted through iPoint-Israel. All obligations, rights and responsibilities under the Investment Agreements, Registration Rights Agreement, Standby Distribution Agreement and the Business Development Agreement (including any amendment thereof) were assigned by iPoint-Israel to iPoint. iPoint-Israel was founded in April 2001 and is engaged in the business of developing, marketing and selling of a video application software.

      We develop, through our wholly-owned subsidiary - iPoint Israel, a video application server, which serves as a foundation to range of video based services to be operated by mobile operators, landline operators and service providers. These in turn would offer hosted video services to their customers. To date, most of the installations of iPoint software conducted have been experimental and did not result in commercial activity. In addition, our primary customer also terminated its relationship with us in 2004. We have entered into several agreements in 2005 with telcom companies and content providers pursuant to which we have received orders. Pursuant to such agreements, we will receive on a revenue sharing or licensing basis, a fee for providing our clients with the ability to incorporate our Vitrage technology into their products.

Agreement with Neomedia

      In 2004, a consultant responsible for identifying acquisitions and strategic investments identified and approached iPoint-Israel. In September 2004, iPoint-Israel entered an Investment Agreement and a related registration rights agreement with Neomedia whereby iPoint-Israel sold 40,704 ordinary shares to Neomedia for aggregate consideration of $1,000,000 and required that iPoint-Israel, which requirement was assigned to our company, register with the Securities and Exchange Agreement the issued securities. In addition, iPoint-Israel also entered into a Business Development Agreement with Neomedia whereby Neomedia agreed to provide services to iPoint-Israel in connection with the joint pursuit of select opportunities in the areas of distributing video, audio and data in consideration of 28,492 ordinary shares of iPoint-Israel. On May 24, 2005, we entered into a Share Exchange Agreement with the shareholders of iPoint-Israel. In consideration for all of the issued and outstanding capital stock of iPoint-Israel, we issued 40,690,000 shares of common stock. Accordingly, Neomedia exchanged its ordinary shares in iPoint-Israel for 6,919,600 shares of our common stock and intends to dividend to its shareholders 2,035,200 shares of common stock of iPoint. Neoemedia will only be able to resell the remaining shares it will hold after the dividend pursuant to Rule 144 or an effective registration statement. When such shares are available for sale, Neomedia has advised that it will evaluate our business prospects, its own cash requirements and the risks related to the sale or the holding of the shares, in order to determine whether it will sell or retain such shares. As these facts may not be determined at this time, Neomedia is unable to determine what its or iPoint's position will be when such shares are available for sale.

      iPoint is based in Tel Aviv, Israel and NeoMedia is headquartered in Ft. Myers, FL. As the mobile Web and mobile marketing began to evolve into viable commercial opportunities, due to salesforce constraints common to growing companies, NeoMedia spent the bulk of its upfront efforts on US market development. However, as it became clear that Europe was a market more prepared to adopt mobile marketing technology, NeoMedia took an indirect approach to sales in that region by engaging sales agents, and partnering with other technology leaders in that geography. iPoint was one such partner, who offered existing relationships with large multi-national system integrators and mobile device manufacturers such as Siemens, Sony and Ericsson, a technologically-superior product, and a knowledgeable sales team. At the same time, iPoint was also looking to take their technology to the US and capitalize on NeoMedia's relationships with mobile carriers, device manufacturers, and system integrators that NeoMedia had built.

      NeoMedia decided to invest $1 million in iPoint's common stock, and to team with iPoint to help commercialize one another's technology in their respective markets. To date, NeoMedia and iPoint management have had several discussions and meetings to form a strategy as to how the two companies can combine their strengths in both the US and European market. The strategy is still a work in progress, and no extensive technical integration has been performed, but both companies believe as the market and technologies continue to emerge, they will be able to make a combined offering.

      Pursuant to the Business Development Agreement, iPoint and Neomedia intend to pursue the following opportunities,

      o NeoMedia and iPoint will jointly pursue select opportunities in the areas of distributing video, audio and data over an interactive broadband media access platform;

      o NeoMedia would serve as a reseller of iPoint's products and services in North America on a non-exclusive basis with special focus on the government (including state and local);

      o NeoMedia would seek to introduce iPoint to NeoMedia's other channel and alliance partners which may have interest in doing business with iPoint;

      o NeoMedia and iPoint will reciprocate contracts to each of the respective parties' partners and clients for opportunities of synergy where reseller or finder's fee compensation may apply;

      o NeoMedia will make available appropriate resources for market analysis and tactical evaluations for achieving business goals surrounding iPoint operations in North America;

      o NeoMedia will provide resources in order to market iPoint technology in strategic industry verticals including government and telecommunications;

      o NeoMedia will contribute sales activities, both conceptual/planning and direct, for iPoint products including branding and repackaging initiatives, if desired by iPoint, to further advance distribution of the iPoint product suite;

      o NeoMedia will supply resources to manage accounts and perform post sale support activities for iPoint-media technology implementations; and

      o NeoMedia will support iPoint's efforts to assist in securing approvals for iPoint's technology within appropriate government and industry standards groups.


Industry Background

      Video conferencing technology was available from the early nineties. At the time the technology used ISDN as the communication infrastructure, and was mainly used in conference room. The technology was too expensive and complicated to deploy on a large scale. High cost and communication infrastructure which was not widely available limited the market in terms of potential and growth.


      A promising market for video communications is the 3G mobile communications, with video enabled handsets. 3G mobile operators have invested significant amount of money in 3G licenses and technology, and are determined to push the technology forward. The number of 3G video enabled handsets is expected to grow in the future, and enable more people to use video communications.


iPoint's Strategy


      Availability of 3G video enabled handsets allows us to offer a video application platform which enables mobile operators, landline operator and service providers to introduce value added and premium services to their customers. Availability of applications and services helps drive the usage of 3G video communications and provide new paths for growth and additional revenues.


      We believe our developments incorporate multipoint data and rich media collaboration into an open, standard, scalable and completely software based client-server architecture.

      We believe that the platform being developed by us has been designed to be cost effective and scalable to address a broad spectrum of organizations -- from enterprises with only a few people to service providers with millions of potential users.

      Ease use has been a cornerstone in the design of our products. The user interface of our products functions within a familiar, non-intimidating environment -- the PC browser and 3G handsets.


      Our software runs on industry-standard hardware platforms, standard computer operating systems, including Windows and Linux, and popular network operating systems. Our products leverage the existing infrastructure of an enterprise by interoperating with its existing video conferencing platforms. Additionally, interoperability provided by our Video Interaction Center products connected to 3G (third generation UMTS network gateways) users allow them to interact with video desktops of Enterprises simply with their 3G telephones.

Services and Products


      Our video access platform allows distributing video, audio and data over IP networks, and through 3rd party gateways - over 3G circuit switched networks. The video media distribution is based on conferencing standards, such as H.323, the industry standard for video over IP communication, and designed to work 3G handsets, to provide real-time two-way interactive user experience. In this respect, the platform is fundamentally different from streaming solutions, which provide one-way video and audio. The platform provides an infrastructure for video services, and can be customized to develop a wide range of applications. We develop products and services (most of which are, currently, subject to ongoing development) for the following markets:

            o Telecom - Video Call Center for 3G operators: The 3G Video interaction Center is a solution for providing a live and interactive service by an operator or service provider over video to 3G video enabled handsets. The solution is designed to be deployed at a 3G operator, and integrate with various back office systems as required.

            o Application service providers, or 3G service providers (referred to as "aggregators"): these business organizations host the 3G video application server and host applications for their customers which would like to focus on service delivery without the investment in infrastructure

            o Content providers and media companies: these organizations would use the video application platform to enable additional channels of content delivery, namely video over 3G handsets

Vitrage - video application platform for 3G mobile operators

      Vitrage(TM) is a complete suite of applications designed for implementing video telephony enabled contact and or services centers. Vitrage is used by the operator to provide services such as customer-operator meeting point, help desk, support centre, sales centre etc. Designed for a hosting environment, Vitrage allows the mobile operator to license video contact centre functions to business organizations which can in turn start video services without the need to invest a significant amount of money in infrastructure, which is inline with the CENTREX model.. Vitrage VIC is the Video Interaction Center component of Vitrage. Vitrage VIC allows the operator to establish a multimedia contact centre with video enabled customer service representatives. The customer call flow is completely customizable and includes greeting media clips, putting the call on queue with overflow rules and skill based routing. The call routing is controlled by a full featured ACD. The Interaction Center functions are provided in the context of a "Service Partition" in which the system administrator can group together customer service representatives with a custom look and feel, reporting, routing rules and media. Multiple service partitions allow the system operator to host and sub license capacity to multiple business organizations, each with its own look and feel. The live agents can be connected behind a firewall and feature a sophisticated tool to stream pre-recorded content to the customer while in call. Vitrage VIC provides interfaces to CRM applications for delivering a complete contact centre solution. A supervisor application is also included.

      Vitrage MiVR. is Multimedia Interactive Video Response is a self service solution which performs similarly to the familiar (Voice) IVR, with a new dimension provided by video. Its purpose is to allow the caller to navigate through menus, pre-recorded content, and finally select the service. Vitrage MiVR features customizable call flows with pre-built menus and media clips.

      Vitrage O2M is the Live and Interactive One2many Casting solution of Vitrage. Vitrage O2M allows a provider to connect multiple subscribers to a single video and audio feed, ("Presenter") in a "One to Many" mode. Unlike video streaming Vitrage O2M allows each one of the subscribers to interact with the presenter or with the rest of the session participants.


Customer Support and Services

      We intend to provide support to our reseller channels on a global basis through our Customer Service and Technical Support Organizations. The support and service products shall include subscriptions, pursuant to which customers may receive updates to software products during the subscription period, typically one year, telephone and on-site support, repair of hardware products, installation and training.

Marketing and Sales


      We intend to market and sell our products primarily through System Integrators and other indirect sales channels, including value-added resellers, original equipment manufactures (OEMs), service providers supported by our sales and sales engineering team. We have Support Engineering team in the Europe (Netherlands) and Israel. Although real-time rich media communications is still an emerging technology and sales activities require extensive involvement by its direct sales force, we will work primarily through partners because of the reach, access and support infrastructure they provide. We also intend to expand our business by marketing our products to a variety of additional potential OEM customers.


Research and Development

      We recognize that a strong technical base is essential to our long-term success, and we have made a substantial investment in research and development. We intend to continue to make substantial investments in product development and to participate in the development of industry standards. We monitor changing customer needs and works closely with our partners, end-user customers and market research organizations to track changes in the marketplace, including emerging industry standards. We intend to maintain our product development focus on software products for the real-time rich media communications market. The focus of the development efforts will include continued integration with other infrastructure and desktop products, increased scalability, support of emerging standards.

Competition

      The market for real-time rich media solutions and infrastructure is competitive. We expect continued growth in the industry and the entrance of new competitors in the future.

      iPoint media product portfolio addresses different market segments, and therefore the completion needs to be analyzed per market segment.

      We currently compete, or expect to compete, directly or indirectly with the following categories:


      o Vitrage VIC - competitors which offer Video enabled interaction center are NETCENTREX, and COSMOCOM. Vitrage VIC offers a complete suite which includes also the video endpoints, in a way which is easier to deploy on a large scale. Vitrage also include an integrated content repository which provides a complete media solution to the customer

      o Vitrage O2M: competition comes indirectly from streaming solutions. RADVSION provides media server which can be used to stream prerecorded content to multiple viewers, but the session is non interactive - viewers can not interact with the presenter (video source)

      Many of our current and potential competitors have longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than our company. As a result, these companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the development, promotion and sale of their conferencing products and services.

      To remain competitive, we must continue to invest in research and development and sales and marketing. We may not have sufficient resources to make those investments or may not succeed in making the technological advances necessary to be competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with which we have a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share, which could have a material adverse effect on our business, financial condition and results of operations.

Manufacturing

      We currently produce our products at our facility in Tel Aviv, Israel by transferring images of the software to CD-ROM discs and shipping them directly to our customers. Some customers also are provided software through electronic download over the Internet. In the future, it is likely that we will also use third parties to perform some, or all, of these activities.

Employees


      As of December 20, 2005, we employed 13 individuals full-time and 1 consultant. In addition, we employ a number of temporary, contract employees. Our employees are not represented by a collective bargaining agreement and we believe our relationships with our employees are good. In addition, there are several extension orders which apply or might apply to our employees regarding, life pension, the reduction of the working week to 5 days, and the payments of recreation pay and transportation allowance.


Legal Proceedings


      In October 2001, we entered into a MOU with DT whereby we agreed to supply a server for DT and provide monthly maintenance for set compensation. The MOU was amended various times to provide for additional services on our part and increases in the compensation payable by DT. On April 14, 2003, we entered into an amendment of the MOU pursuant to which we agreed to install multi port servers in a two stage project. DT subsequently paid for the first stage of the project but then cancelled the second stage and ceased all payments to us. On December 3, 2004, we filed suit in the Landgericht Bonn (chamber of commerce) against DT for breach of contract. . In October 2005, we entered a settlement agreement with DT pursuant to which DT paid us approximately $584,000.


      We are not a party to any other pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

                                   Management

Executive Officers, Directors and Key Employees

      The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

--------------------------------------------------------------------------------
        Name         Age                            Position
--------------------------------------------------------------------------------
Shmuel Geller         57      Director, Chief Executive Officer, President and
                              Secretary
--------------------------------------------------------------------------------
Efi Sagi              49      Director
--------------------------------------------------------------------------------
Avi Kanetti           47      Director and R&D Manager
--------------------------------------------------------------------------------
Itzhak Nitzan         66      Director
--------------------------------------------------------------------------------
Effi Bazia            41      Chief Financial Officer and Treasurer
--------------------------------------------------------------------------------
Avi Sless             43      Chief Technology Officer
--------------------------------------------------------------------------------

      Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. Some of our directors and executive officers also serve in various capacities with related companies (subsidiaries, our owners and such owner's subsidiaries). There are no family relationships among any of our directors and executive officers.

Background of Executive Officers and Directors

      Shmuel Geller, serves as CEO, President, Secretary and a director of our company. Mr. Geller also serves as the CEO, President, Secretary and a director of iPoint Israel. From 1995 through 2003, Mr. Geller served as a Director and the President for Imagine Visual Dialog Ltd ("Imagine"), a subsidiary of Nisko Projects 1990. Prior to founding Imagine, Mr. Geller was the General Manager and co-founder of FG & Co. Technology Transfer, a high tech marketing consulting firm that specialized in the European telecommunications markets.

      Efi Sagi, serves as a director in our company and in iPoint Israel. In addition, currently, and during the past five years, Efi Sagi also served as the President, CEO and director of Nisko Industries (1992) Ltd. ("Nisko Industries"), which holds, indirectly, 51.6% of our issued capital. Mr. Sagi serves as a director and as CEO in Nisko Projects and Electronics (1999) Ltd. and as a director and/or as executive officer in other various subsidiaries of Nisko Industries.

      Avi Kanetti, a director and the R&D manager in iPoint Israel and a director in iPoint. Prior to joining our company, Mr. Kanetti served as the Vice President of R&D for Imagine from 1996 to 2001.

      Itzhak Nitzan, is a director in our company and iPoint Israel. In addition currently, and during the past five years, Itzhak Nitzan also served as a chairman of the board of Nisko Industries and a director and executive officer in various companies of the Nisko - Ardan Group.


      Effi Bazia, is the CFO and Treasurer of iPoint and iPoint Israel, and also serves as the CFO of Nisko Industries and various subsidiaries of Nisko Industries and Director in Arazim Investments Ltd. Prior to 2000, Mr. Bazia was a partner in an Israeli accounting firm. Since 2000, Mr. Bazia served as the CFO of Nisko Industries, Nisko Projects 1990 and Nisko High Tech. Mr. Bazia holds a BA in economics and accounting from Tel-Aviv University.


      Avi Sless, is the Chief Technology Officer of iPoint Israel. Prior to joining our company, Mr. Sless served as the served as the Product Manager for Imagine and also served as an independent IT consultant. Mr. Sless holds a B.Sc. and M.Sc. degree in Industrial Engineering and Management from Tel Aviv University.

Board Composition

      At each annual meeting of our stockholders, all of our directors are elected to serve from the time of election and qualification until the next annual meeting of stockholders following election. The exact number of directors is to be determined from time to time by resolution of the board of directors.

Corporate Governance and Nominating Committee

      The purpose of the Corporate Governance and Nominating Committee is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to stockholders and our business and that we have and follow appropriate governance standards. Our Corporate Governance and Nominating Committee is composed of Efi Sagi and Itzhak Nitzan. Efi Sagi is the Chair of the committee.

      Responsibilities of the Corporate Governance and Nominating Committee include: evaluating the current composition, organization and governance of the Board of Directors and its other committees; determining the desired qualifications, expertise and characteristics for potential directors and conducting searches for director candidates that have corresponding attributes; Evaluating, proposing and approving nominees for election to the Board of Directors, overseeing the Board of Directors' performance evaluation process, evaluating the participation of members of the Board of Directors in continuing education activities in accordance with SEC rules. The Corporate Governance and Nominating Committee in empowered to form and delegate authority to subcommittees when appropriate, evaluate and recommend termination of service of individual members of the Board of Directors as appropriate, make regular written reports to the Board of Directors, review annually our corporate governance guidelines and make recommendations to the Board of Directors with respect to any proposed changes and review annually its own performance.

Audit Committee

      The Audit Committee is appointed by the Board of Directors in fulfilling its responsibilities to oversee: (1) the integrity of our financial statements and disclosure controls; (2) the qualifications and independence of our independent accountants; (3) the performance of our independent accountants and internal auditors; and (4) compliance with legal and regulatory requirements. Efi Sagi and Itzhak Nitzan are the members of our Audit Committee. The Audit Committee is chaired by Efi Sagi.

      The Audit Committee is authorized to retain our independent accountants and conduct any investigation appropriate to fulfilling its purposes and responsibilities. It has, at all times, direct access to the independent accountants and to our executive officers and employees. The Audit Committee also has the authority and responsibility to engage outside legal, accounting and other advisors, as it deems appropriate, without first seeking authorization from the Board.

Compensation Committee

      The Compensation Committee is appointed by the Board of Directors to discharge the responsibilities of the Board relating to compensation of our executive officers. Efi Sagi and Itzhak Nitzan are the members of our Compensation Committee. The Chairman of the Compensation Committee is Efi Sagi.

      The Compensation Committee, among other duties, establishes our overall compensation philosophy, reviews management's recommendations for compensation of all senior officers and approves such compensation, determines any long-term incentive compensation for our Chief Executive Officer and our President. The Compensation Committee reviews and recommends for Board or voting shareholder approval, as appropriate, all incentive compensation plans and equity-based plans, and approves any awards to our Chief Executive Officer, our President and other senior officers under any such plan. The Compensation Committee approves all grants of stock options, determines the terms and conditions of such awards, carries out the administrative responsibilities given to the committee in such plans and establishes and periodically reviews policies in the area of perquisites. In connection with employee benefit plans, the Compensation Committee approves the adoption or amendment of any deferred compensation plan or non qualified employee benefit plan, approves the adoption or amendment of any tax-qualified employee retirement plan, including any 401(k) savings plan or their related trust agreements, which involves a significant substantive change in the employee retirement or savings plan benefits and approves the appointment of the administrators of such plans. The Compensation Committee also approves contracts or transactions with current and former corporate executives, exercises the sole authority to retain and terminate any compensation or benefits consultant or other outside advisor used to assist us in evaluating director, Chief Executive Officer, President and senior officer compensation, including the sole authority to approve any such consultant's or advisor's fees and other terms of the engagement and report regularly to the Board.

Employment Agreements

      We have entered into the following employment agreements:

            o On June 1, 2004, iPoint-Israel entered into an employment agreement with Avi Kanetti that commenced in March 2001 and terminates upon 30 days notice. Pursuant to such agreement, Mr. Kanetti is to provide services to iPoint-Israel as the R&D Manager. The agreement requires that iPoint-Israel pay Mr. Kanetti compensation of 24,000 NIS per month.

            o On June 1, 2004, iPoint-Israel entered into an employment agreement with Etay Geller that commenced in March 2001 and terminates upon 30 days notice. Pursuant to such agreement, Mr. Geller is to provide services to iPoint-Israel as a developer. The agreement requires that iPoint-Israel pay Mr. Geller compensation of 16,000 NIS per month. Etay Geller is the son of Shmeul Geller, our CEO and a director.

            o On June 1, 2004, iPoint-Israel entered into an employment agreement with Avi Sless that commenced in March 2001 and terminates upon 30 days notice. Pursuant to such agreement, Mr. Sless is to provide services to iPoint-Israel as Chief Technology Officer. The agreement requires that iPoint-Israel pay Mr. Sless compensation of 24,000 NIS per month.

            o In October 2004, iPoint-Israel entered into an employment agreement with Yosef Daniel that commenced in October 2004 and terminates upon 30 days notice. Pursuant to such agreement, Mr. Daniel is to provide services to iPoint-Israel as a Vice President of Sales. The agreement requires that iPoint-Israel pay Mr. Daniel compensation of 25,000 NIS per month. In addition, following our capital raising and the approval of a general stock option plan, Mr. Daniel shall be entitled to receive an option to purchase 0.6% of iPoint-Israel's outstanding stock based on its capital structure prior to the above financing. In addition, Mr. Daniel is entitled to receive commissions on sales that he generates.

Compensation of Directors

      Our directors are reimbursed for any out-of-pocket expenses incurred by them for attendance at meetings of the Board of Directors or committees thereof.

Code of Ethics

      We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

                             Executive Compensation

      The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the named executive officers, for services as executive officers for the last three fiscal years.

                           Summary Compensation Table

                                                                                            Long-Term
                                                                                           Compensation
                                                                            ------------------------------ ------------
                                              Annual Compensation                      Awards                Payouts
                                      ------------------------------------- ------------------------------ ------------
                                                                                              Securities
                                                                  Other                       Under-                       All
                                                                 Annual     Restricted        lying                       Other
        Name and                                                 Compen-    Stock             Options/        LTIP       Compen-
   Principal Position       Year       Salary ($)   Bonus ($)  sation ($)   Award(s) ($)      SARs (#)     Payouts ($)  sation ($)
------------------------- ----------- ------------- ---------- ------------ ----------------- ------------ ------------ -----------
Muki Geller, Chief          2004         $72,000    $36,000          -0-         -0-             -0-          -0-         -0-
     Executive Officer,     2003         $72,000    $36,000          -0-         -0-             -0-          -0-         -0-
     President, Secretary   2002         $54,000    $27,000          -0-         -0-             -0-          -0-         -0-
     And a director

Efi Bazia, Chief            2004             -0-      -0-            -0-         -0-             -0-          -0-         -0-
     Financial Officer,     2003             -0-      -0-            -0-         -0-             -0-          -0-         -0-
     and Treasurer          2002             -0-      -0-            -0-         -0-             -0-          -0-         -0-

Stock Option Grants in Last Fiscal Year

      We did not grant any options during the last fiscal year except for the commitment to grant options to our Vice President of Sales as described under the employment agreement section.

Aggregate Option Exercises in Last Fiscal Year

      None of the named executive officers exercised options during the year ended December 31, 2004.

                 Certain Relationships and Related Transactions

      Efi Sagi, Effi Bazia, and Itzhak Nitzan, certain of our executive officers and directors, serve as executive officers and/or directors for Nisko Industries and its subsidiaries.

      We have entered into the following transactions with related companies:

            o iPoint Israel leases its current office space from Nisko Projects 1990 at the rate of approximately $37,000 per year. The lease expires in December 2007 but may be renewed for an additional two year period; and

            o iPoint Israel entered into a management agreement with Nisko Projects 1990, whereby iPoint Israel is required to pay Nisko Projects 1990 a management fee of $8,500 per year (V.A.T excluded).

            o On April 29, 2002, Nisko Projects 1990, a shareholder of our company, issued an unlimited guarantee in favor of the Mizrahi Bank, which guarantees the repayment of iPoint Israel's debt toward the Mizrahi Bank. In a letter dated July 7, 2004, Projects 1990 informed the bank that such guarantee is limited to NIS 7,000,000. The said limitation has not been approved by the bank.

            o On June 25, 2001, iPoint-Israel and Imagine signed a Software License Agreement under which Imagine granted Ipoint-Israel a royalty free, worldwide, irrevocable license to utilize the proprietary processes, systems, know-how, designs and software in connection with a certain program developed by Imagine as specified in the agreement (the "IP"). As consideration for such license, Ipoint-Israel issued to Imagine 750 ordinary shares of Ipoint-Israel, par value NIS 1.00 each. On December 29, 2003, Nisko Projects 1990 acquired all of the assets and activities of Imagine including the IP. Nisko Projects 1990 subsequently assigned to us the IP for no consideration.

      In September and October 2004, iPoint-Israel entered into the following agreements:


            o an Investment Agreement and a related registration rights agreement with each of Neomedia and Cornell Capital Partners, LP ("Cornell") whereby iPoint-Israel sold 40,704 ordinary shares to each Neomedia and Cornell for aggregate consideration of $2,000,000 and required that, iPoint-Israel, which requirement was assigned to our company, register with the Securities and Exchange Agreement the issued securities. The registration rights agreements entered with Neomedia and Cornell require that we have a registration statement registering the shares of common stock they purchased filed by September 30, 2005 and declared effective by October 30, 2005. We have not satisfied this obligation and, as a result, are incurring penalties equal to 2% of the purchase price on a monthly basis or $40,000;

            o a Standby Distribution Agreement and related registration rights agreement with Cornell whereby iPoint-Israel may, upon the effectiveness of the registration statement registering the shares underlying the Standby Distribution Agreement, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $10,000,000 which such sale is subject to the listing on the Over the Counter Bulletin Board or other acceptable market. As we do not have a registration statement registering the shares underlying the Standby Distribution Agreement and we are not listed on the Over the Counter Bulletin Board, Cornell is not obligated at this time to provide us with further funding at this time; and


            o a Business Development Agreement with Neomedia whereby Neomedia agreed to provide services to iPoint-Israel in connection with the joint pursuit of select opportunities in the areas of distributing video, audio and data in consideration of 28,492 ordinary shares of iPoint-Israel.

            o In addition, iPoint-Israel agreed to indemnify Neomieda against any losses arising out of or in connection with any action instituted by a debt-holder of Neomedia relating to the distribution of the Ipoint Shares to the shareholders of Neomedia pursuant to a registered dividend distribution.

         Security Ownership of Certain Beneficial Owners and Management


      The following table sets forth information regarding the beneficial ownership of our common stock as of December 19, 2005. The information in this table provides the ownership information for:


      o each person known by us to be the beneficial owner of more than 5% of our Common Stock;

      o     each of our directors;

      o     each of our executive officers; and

      o     our executive officers and directors as a group.


      Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 40,690,000 shares outstanding on December 19, 2005, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after December , 2005.


----------------------------------------------------------------------------------------------------
                                     Number of Shares Beneficially
Name and Address                     Owned                                     Percent of Class
----------------------------------------------------------------------------------------------------
Muki Geller(1)(2)                                  6,000,000                                  14.7%
----------------------------------------------------------------------------------------------------
Efi Sagi(1) (2) (5)                               21,000,000                                  51.6%
----------------------------------------------------------------------------------------------------
Avi Kanetti(1) (2)                                 1,200,000                                   2.9%
----------------------------------------------------------------------------------------------------
Itzhak Nitzan(1) (2) (5)                          21,000,000                                  51.6%
----------------------------------------------------------------------------------------------------
Effi Bazia(1) (2)                                          0                                   0.0%
----------------------------------------------------------------------------------------------------
Avi Sless(1) (2)                                   1,200,000                                   2.9%
----------------------------------------------------------------------------------------------------
Nisko Projects 1990                               21,000,000                                  51.6%
2 A Habarzel St
Tel Aviv 69710 Israel
----------------------------------------------------------------------------------------------------
Neomedia Technologies, Inc. (3)                    6,919,600                                  17.0%
2201 Second Street, Suite 402
Fort Myers, Florida  33901
----------------------------------------------------------------------------------------------------
Cornell Capital Partners, LP (4)                   4,070,400                                  10.0%
101 Hudson Street, Suite 3606
Jersey City, NJ  07302
----------------------------------------------------------------------------------------------------
All officers and directors as a                   29,400,000                                 72.25%
Group (6 people)
----------------------------------------------------------------------------------------------------

*Less than one percent

      (1) Officer and/or director of our company.

      (2) Address is c/o IPoint U.S.A. Corp., 2a Habarzel Street, Tel-Aviv 61132, Israel


      (3) Neomedia Technologies, Inc. is traded on the Over the Counter Bulletin Board. As a publicly traded company, NeoMedia's investment decisions are made by its Board of Directors and those decisions are implemented by Charles Jensen in his capacity as NeoMedia's President and CEO.


      (4) Cornell is the investor under the Standby Equity Distribution Agreement and a holder of our shares of common stock it purchase pursuant to an Investment Agreement entered in October 2004. All investment decisions of Cornell are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Mr. Angelo does not have voting control over the shares beneficially owned by Cornell.

      (5) Both Mr. Sagi and Mr. Nitzan are deemed to beneficially own the 21,000,000 shares of common stock held by Nisko Projects 1990, which is a wholly owned subsidiary of Nisko Industries, due to their ownership interest and their positions as executive officers and/or directors of Nisko Industries. In accordance with Rule 13-d as adopted under the Securities Exchange Act of 1934, as amended, as a result of their positions within Nisko Industries and their ownership of Nisko Industries, both Mr. Sagi and Mr. Nitzan are deemed to have dispositive and voting control of our shares of common stock held by Nisko Industries.

                   Description of Securities to be Registered

Common Stock

      We are authorized to issue up to 300,000,000 shares of common stock, $.0001 par value per share. As of May 24, 2005, there were 40,690,000 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

      We have appointed Worldwide Stock Transfer, LLC, as transfer agent for our shares of common stock.

                 Indemnification for Securities Act Liabilities

      Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                               Selling Stockholder

      This prospectus also relates to the Distribution of 2,035,200 shares of our common stock by Neomedia.

      The following table provides certain information concerning the resale of shares of common stock by the selling stockholder in connection with the Distribution and assumes that all shares offered by the selling stockholder will be sold. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

                                                                                                    Shares Beneficially
                                                                                                           Owned
                                                                                                   After the Offering (2)
                                                                                                 -------------------------
                                         Number of Shares
                                        Beneficially Owned         Number of Shares Offered
                    Name             Prior to the Offering (1)    Pursuant to this Prospectus       Number       Percent
--------------------------------   ---------------------------   -----------------------------   -----------   -----------
Neomedia Technologies, Inc. (3)               6,919,600                  2,035,200 (4)             4,884,400         12.0%
2201 Second Street, Suite 402
Fort Myers, Florida  33901

(1) Represents the number of shares acquired from iPoint in connection with that certain Investment Agreement entered in September 2004 and Business Development Agreement in September 2004.

(2) Represents the numbers of shares of iPoint common stock to be held by Neomedia Technologies, Inc. upon completion of the Distribution.

(3) Neomedia Technologies, Inc. is traded on the Over the Counter Bulletin Board. Investment authority the shares, and voting power over the shares, is held by the board of directors of Neomedia and, in the absence of specific board action, by various executive officers of Neomedia pursuant to the implied authority of their positions with Neomedia.

(4) Represents shares of iPoint acquired pursuant to the Business Development Agreement whereby Neomedia acquired 2,849,200 shares of common stock in exchange for services provided to iPoint.

                                The Distribution

Introduction

      In November 2004, Neomedia's board of directors declared a distribution payable to the holders of record of outstanding Neomedia common stock at the close of business of the Record Date. Neomedia will distribute to Neomedia stockholders an aggregate of 2,035,200 iPoint Shares. Accordingly, the Distribution will consist of one iPoint Share for approximately every 202 shares of Neomedia common stock outstanding on the Record Date. We currently anticipate that the Distribution will be effected near the effective date of the registration statement. The Distribution Date may change based on the timing of the effectiveness with the Securities and Exchange Commission of the registration statement of which this information statement is a part.

      Neomedia is the beneficial holder of 4,884,600 shares of iPoint's Common Stock. As a result of the Distribution, Neomedia will distribute 2,035,200 shares of iPoint Common Stock to Neomedia stockholders. Immediately following the Distribution, Neomedia will still be the beneficial owner of 4,884,600 shares of iPoint Common Stock. The iPoint Shares will be distributed by book entry. Instead of stock certificates, each Neomedia stockholder that is a record holder of Neomedia shares will receive a statement of such stockholder's book entry account for the iPoint Shares distributed to such stockholder. Account statements reflecting ownership of the iPoint Shares will be mailed shortly after the Distribution Date. iPoint Shares should be credited to accounts with stockbrokers, banks or nominees of Neomedia stockholders that are not record holders after the effective date of the distribution.

      Our executive offices are located at 2a Habarzel Street, Tel-Aviv 61132, Israel and our telephone number is +972-3-7657265.

Reasons For The Distribution


      The board of directors and management of Neomedia believe that the Distribution is in the best interests of Neomedia and Neomedia stockholders. Neomedia believes that the Distribution will reduce the risk that Neomedia may be classified as an Investment Company under the Investment Company Act of 1940.


      iPoint's board of directors and management believe that the Distribution will enhance its ability to focus on strategic initiatives and new business opportunities, improve cost structures and operating efficiencies and design equity-based compensation programs targeted to its own performance. In addition, iPoint's board of directors expects that the transition to a public company will create greater access to capital by allowing the financial community to focus solely on iPoint, and allow the investment community to measure iPoint's performance relative to its peers.

      The Distribution will give iPoint direct access to the capital markets as a stand alone company.

Manner Of Effecting The Distribution

      The Distribution will be made on the basis of one iPoint Share for approximately every 202 shares of Neomedia common stock outstanding on the Record Date. The Distribution Ratio may change depending on the number of outstanding shares of Neomedia common stock on the Record Date. An aggregate of 2,035,200 iPoint Shares will be distributed to Neomedia stockholders regardless of the number of shares of Neomedia common stock outstanding as of the Record Date. The iPoint Shares to be distributed will constitute 5% of the outstanding iPoint Shares. The iPoint Shares will be fully paid and non-assessable and the holders thereof will not be entitled to preemptive rights.

      Neomedia will use a book entry system to distribute the iPoint Shares in the Distribution. Following the Distribution, each record holder of Neomedia stock on the Record Date will receive from the Distribution Agent a statement of the iPoint Shares credited to the stockholder's account. If you are not a record holder of Neomedia stock because your shares are held on your behalf by your stockbroker or other nominee, your iPoint shares should be credited to your account with your stockbroker or nominee after the effective date of the registration statement. After the Distribution, stockholders may request stock certificates from iPoint's transfer agent instead of participating in the book entry system.

      No fractional iPoint Shares will be issued. If you own a fractional share of Neomedia common stock as of the Record Date or own a number of Neomedia shares that is not a multiple of 202, you will receive the next lowest whole number of iPoint Shares in the Distribution, unless you own less than 202 shares, in which case you will not receive any iPoint Shares or any other consideration.

      No Neomedia stockholder will be required to pay any cash or other consideration for the iPoint Shares received in the Distribution, or to surrender or exchange Neomedia shares in order to receive iPoint Shares. The Distribution will not affect the number of, or the rights attaching to, outstanding Neomedia shares. No vote of Neomedia stockholders is required or sought in connection with the Distribution, and Neomedia stockholders will have no appraisal rights in connection with the Distribution.

      In order to receive iPoint Shares in the Distribution, Neomedia stockholders must be stockholders at the close of business on the Record Date.

Results Of The Distribution

      After the Distribution, iPoint will be a separate public company. Immediately after the Distribution, iPoint expects to have approximately 8,513 holders of record of iPoint Shares, and 2,035,200 iPoint Shares in the public float, regardless of the number of stockholders of record and outstanding Neomedia shares as of the Record Date. The Distribution will not affect the number of outstanding Neomedia shares or any rights of Neomedia stockholders.

Listing And Trading Of The iPoint Shares

      Neither iPoint nor Neomedia makes recommendations on the purchase, retention or sale of shares of Neomedia common stock or iPoint Shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor.

      If you do decide to purchase or sell any Neomedia or iPoint shares, you should make sure your stockbroker, bank or other nominee understands whether you want to purchase or sell Neomedia common stock or iPoint Shares, or both. The following information may be helpful in discussions with your stockbroker, bank or other nominee.

      There is not currently a public market for the iPoint Shares, although a when-issued market may develop prior to completion of the Distribution. When-issued trading refers to a transaction made conditionally because the security has been authorized but is not yet issued or available. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the Distribution, and if the Distribution does not occur, all when-issued trading will be null and void. On the first trading day following the date of the Distribution, when-issued trading in respect of iPoint Shares will end and regular-way trading will begin. Regular-way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction. We anticipate that the iPoint Shares will trade on the Over-the-Counter Bulletin Board.

      The iPoint Shares distributed to Neomedia stockholders will be freely transferable, except for (i) iPoint Shares received by persons who may be deemed to be affiliates of iPoint under the Securities Act of 1933, as amended (the Securities Act), and (ii) iPoint Shares received by persons who hold restricted shares of Neomedia common stock. Persons who may be deemed to be affiliates of iPoint after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with iPoint and may include certain directors, officers and significant stockholders of iPoint. Persons who are affiliates of iPoint will be permitted to sell their iPoint Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

      There can be no assurance as to whether the iPoint Shares will be actively traded or as to the prices at which the iPoint Shares will trade. Some of the Neomedia stockholders who receive iPoint Shares may decide that they do not want shares in a company which is in the enterprise software business, and may sell their iPoint Shares following the Distribution. This may delay the development of an orderly trading market in the iPoint Shares for a period of time following the Distribution. Until the iPoint Shares are fully distributed and an orderly market develops, the prices at which the iPoint Shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for iPoint Shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, iPoint's results of operations, what investors think of iPoint and its industry, the amount of dividends that iPoint pays, changes in economic conditions in the industry and general economic and market conditions.

      Following the Distribution, Neomedia's common stock will continue to be listed and traded on the Over-the-Counter Bulletin Board under the symbol "NEOM". As a result of the Distribution, the trading price of Neomedia common stock immediately following the Distribution may be lower than the trading price of Neomedia common stock immediately prior to the Distribution. Following the distribution, Neomedia operating assets will consist of its proprietary technologies that link physical information and objects to the Internet. These retained businesses represented approximately 100% of Neomedia's consolidated assets and 100% of Neomedia's consolidated revenues as of and for the year ended December 31, 2004. The combined trading prices of Neomedia common stock and the iPoint Shares after the Distribution may be less than the trading prices of Neomedia common stock immediately prior to the Distribution.

      Even though Neomedia is currently a publicly held company, there can be no assurance as to the prices at which the Neomedia common stock will trade after the Distribution. Neomedia stockholders may sell their Neomedia common stock following the Distribution. These and other factors may delay or hinder the return to an orderly trading market in the Neomedia common stock following the Distribution. The prices for Neomedia common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, Neomedia's results of operations, what investors think of Neomedia and its businesses, changes in economic conditions in its businesses and general economic and market conditions.

      In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of the iPoint Shares and/or Neomedia common stock.

Federal Income Tax Consequences of the Distribution

      The following discussion summarizes the material U.S. federal income tax consequences resulting from the Distribution. This discussion is based upon the U.S. federal income tax laws and regulations now in effect and as currently interpreted by courts or the Internal Revenue Service and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively.

      The following summary is for general information only and may not be applicable to stockholders who received their shares of Neomedia stock pursuant to an employee benefit plan or who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"). Each stockholder's individual circumstances may affect the tax consequences of the Distribution to such stockholder. In addition, no information is provided with respect to tax consequences under any applicable foreign, state or local laws. Consequently, each Neomedia stockholder is advised to consult his/her/its own tax advisor as to the specific tax consequences of the Distribution and the affect of possible changes in tax laws.

General

      This Distribution does not qualify as a tax-free distribution under
Section 355 of the Code. The corporate-level tax would be based upon the excess of the fair market value of the iPoint Shares on the Distribution Date, over Neomedia's adjusted tax basis for such shares on such date. Each Neomedia stockholder who receives iPoint Shares in the Distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the Distribution Date, taxed first as a dividend to the extent of such holder's pro rata share of Neomedia's current and accumulated earnings and profits (as increased to reflect any Neomedia gain on a taxable distribution as discussed above), and then as a nontaxable return of capital to the extent of such holder's tax basis in the shares of Neomedia stock, with any remaining amount being taxed as capital gain (provided that the Neomedia shares were held by the stockholder as a capital asset on the Distribution Date). Stockholders which are corporations may be subject to additional special provisions dealing with taxable distributions, such as the dividends received deduction and the extraordinary dividend rules.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Reasons For Furnishing This Document

      This document is being furnished solely to provide information to Neomedia stockholders who will receive iPoint Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Neomedia or iPoint. Neither Neomedia nor iPoint will update the information contained in this document except in the normal course of their respective public disclosure practices. However, this document will be amended if there is any material change in the terms of the Distribution.

                                   Penny Stock

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                  Legal Matters

      Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     Experts

      The consolidated financial statements of iPoint U.S.A. Corp. at December 31, 2004, and for each of the two years in the period ended December 31, 2004, appearing in this Registration Statement have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm, a member of Ernst & Young Global, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              Available Information

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of IPoint U.S.A. Corp., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or by phone at 1-800-SEC-0330.

                          INDEX TO FINANCIAL STATEMENTS

                               IPOINT U.S.A. CORP.

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report for the year ended December 31, 2004            F-2


Consolidated Balance Sheets as of September 30, 2005 (unaudited) and
         December 31, 2004 (audited)                                         F-3

Consolidated Statement of Operations for the nine months ended
         September 30, 2005 and 2004 (unaudited) and the years ended
         December 31, 2004 and December 31, 2003 (audited) and the
         period from April 3, 2001 (commencement of operations) through
         December 31, 2004 (audited)                                         F-4


Statement of Changes in Stockholders' Deficiency                             F-5


Consolidated Statement of Cash Flows for the nine months ended
         September 30, 2005 and 2004 (unaudited) and the years ended
         December 31, 2004 and December 31, 2003 (audited) and the
         period from April 3, 2001 (commencement of operations) through
         December 31, 2004 (audited)                                         F-6


Notes to Financial Statements                                           F-7 - 21

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                             To the Shareholders of

                               IPOINT U.S.A. CORP.
                          (A development stage company)

      We have audited the accompanying consolidated balance sheet of iPoint U.S.A. Corp. (a development stage company) ("the Company") and its subsidiary as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the two years in the period ended December 31, 2004 and for the period from April 3, 2001 (date of inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 and for the period from April 3, 2001 (date of inception) through December 31, 2004, in conformity with accounting principles generally accepted in the U.S.

       The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1c, to the accompanying consolidated financial statements, the Company has incurred recurring net losses, negative cash flows from operations and a negative working capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


Tel-Aviv, Israel                               KOST FORER GABBAY & KASIERER
May 20, 2005                                   A Member of Ernst & Young Global

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
U.S. dollars

                                                                      September 30,   December 31,
                                                                          2005            2004
                                                                      ------------    ------------
                                                                       Unaudited
                                                                      ------------    ------------
       ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                          $     76,190    $    952,892
   Trade receivables                                                            --           5,457
   Other accounts receivable and prepaid expenses                           52,953          19,676
                                                                      ------------    ------------

Total current assets                                                       129,143         978,025
                                                                      ------------    ------------

LONG-TERM PREPAID EXPENSES                                                   6,389           6,819
                                                                      ------------    ------------

SEVERANCE PAY FUND                                                         106,317          82,856
                                                                      ------------    ------------

PROPERTY AND EQUIPMENT, NET                                                 59,926          56,079
                                                                      ------------    ------------

Total assets                                                          $    301,775    $  1,123,779
                                                                      ============    ============

      LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
   Short-term bank credit                                             $  1,460,806    $  1,219,038
   Deferred revenues                                                        22,878           1,500
   Trade payables                                                           25,314          42,096
   Other accounts payable and accruals                                     130,008         110,690
   Related party - Nisko                                                    25,352           1,159
                                                                      ------------    ------------

Total current liabilities                                                1,664,358       1,374,483
                                                                      ------------    ------------

LONG-TERM LIABILITIES:
   Accrued severance pay                                                   125,057          88,952
                                                                      ------------    ------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' DEFICIENCY:
   Common stock of $ 0.0001 par value per share-
      Authorized: 300,000,000 shares at December 31, 2004 and
      September 30, 2005; Issued and outstanding:
      40,690,000 shares at December 31, 2004 and September 30, 2005          4,069           4,069
   Preferred stock of $ 0.0001 par value per share -
      Authorized: 10,000,000 shares at December 31, 2004 and
      September 30, 2005; Issued and outstanding: 0
      shares at December 31, 2004 and September 30, 2005                        --              --
   Additional paid-in capital                                            2,572,852       2,572,852
   Deficit accumulated during the development stage                     (4,064,561)     (2,916,577)
                                                                      ------------    ------------

Total stockholders' deficiency                                          (1,487,640)       (339,656)
                                                                      ------------    ------------

Total liabilities and stockholders' deficiency                        $    301,775    $  1,123,779
                                                                      ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
U.S. dollars




                                                         Nine months ended                 Year ended
                                                           September 30,                   December 31,
                                                   ----------------------------    ----------------------------
                                                       2005            2004            2004            2003
                                                   ------------    ------------    ------------    ------------
                                                             Unaudited
                                                   ----------------------------

Revenues:
    Software license                               $     26,408    $    324,491    $    327,581    $    274,258
    Maintenance services                                 17,221         182,061         186,608         343,845
                                                   ------------    ------------    ------------    ------------

Total revenues                                           43,629         506,552         514,189         618,103

Cost of revenues                                         19,635          31,559          39,875          62,082
                                                   ------------    ------------    ------------    ------------

Gross profit                                             23,994         474,993         474,314         556,021
                                                   ------------    ------------    ------------    ------------

Operating expenses:
    Research and development                            365,566         303,743         402,383         385,265
    Selling and marketing                               469,383         223,209       1,046,593         327,012
    General and administrative                          390,682         159,996         317,841         205,066
                                                   ------------    ------------    ------------    ------------

Total operating expenses                              1,225,631         686,948       1,766,817         917,343
                                                   ------------    ------------    ------------    ------------

Operating loss                                       (1,201,637)       (211,955)     (1,292,503)       (361,322)

Financial income (expenses), net                         53,653          52,806)       (104,150)       (189,205)
                                                   ------------    ------------    ------------    ------------

Net loss                                           $ (1,147,984)   $   (264,761)   $ (1,396,653)   $   (550,527)
                                                   ============    ============    ============    ============

Basic and diluted loss per share                   $    (0.0282)   $    (0.0089)   $    (0.0440)   $    (0.0185)
                                                   ============    ============    ============    ============

Weighted average number of Common stock used in
      computing basic and diluted loss per share     40,690,000      29,700,000      31,687,230      29,700,000
                                                   ============    ============    ============    ============



The accompanying notes are an integral part of the consolidated financial statements.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
U.S. dollars

                                                     Period From       Period From
                                                    April 3, 2001     April 3, 2001
                                                   (commencement of   (commencement
                                                      operations)     of operation)
                                                        through          through
                                                      September 30,    December 31,
                                                          2005            2004
                                                      ------------    ------------
                                                        Unaudited
                                                      ------------

Revenues:
    Software license                                  $    951,804    $    925,396
    Maintenance services                                   757,303         740,082
                                                      ------------    ------------

Total revenues                                           1,709,107       1,665,478

Cost of revenues                                           153,664         134,029
                                                      ------------    ------------

Gross profit                                             1,555,443       1,531,449
                                                      ------------    ------------

Operating expenses:
    Research and development                             1,839,260       1,473,694
    Selling and marketing                                2,345,749       1,876,366
    General and administrative                           1,181,954         791,272
                                                      ------------    ------------

Total operating expenses                                 5,366,963       4,141,332
                                                      ------------    ------------

Operating loss                                          (3,811,520)     (2,609,883)

Financial income (expenses), net                          (253,041)       (306,694)
                                                      ------------    ------------

Net loss                                              $ (4,064,561)   $ (2,916,577)
                                                      ============    ============

Basic and diluted loss per share


Weighted average number of Common stock used in computing basic and diluted loss per share




The accompanying notes are an integral part of the consolidated financial statements.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
-------------------------------------------------------------------------------
U.S. dollars (except share data)

                                                                                            Deficit
                                                                                          accumulated
                                                                          Additional       during the        Total
                                             Common          Stock         paid-in         development   stockholders'
                                              stock          capital       capital           stage        deficiency
                                           ------------   ------------   ------------    ------------    ------------
                                              Number         Amount
                                           ------------   ------------
Issuance of Common stock on April 3,
  2001                                       22,200,000   $      2,220   $     48,270    $         --    $     50,490
Issuance of Common stock to a company
  under common control                        7,500,000            750           (750)             --              --
Fair value of operating services
  provided by Nisko to the Company at
  no charge                                          --             --          4,950              --           4,950
Net loss                                             --             --             --        (506,578)       (506,578)
                                           ------------   ------------   ------------    ------------    ------------

Balance as of December 31, 2001              29,700,000          2,970         52,470        (506,578)       (451,138)
Fair value of operating services
  provided by Nisko to the Company at
  no charge                                          --             --          6,600              --           6,600
Net loss                                             --             --             --        (462,819)       (462,819)
                                           ------------   ------------   ------------    ------------    ------------

Balance as of December 31, 2002              29,700,000          2,970         59,070        (969,397)       (907,357)
Fair value of operating services
  provided by Nisko to the Company at
  no charge                                          --             --          6,600              --           6,600
Net loss                                             --             --             --        (550,527)       (550,527)
                                           ------------   ------------   ------------    ------------    ------------

Balance as of December 31, 2003              29,700,000          2,970         65,670      (1,519,924)     (1,451,284)
Fair value of operating services
  provided by Nisko to the Company at
  no charge                                          --             --          3,300              --           3,300
Issuance of shares net of $ 194,999 of
  issuance expenses, on October 27, 2004      8,140,800            814      1,804,187              --       1,805,001
Issuance of shares to a service
  provider in consideration for
  business development services on
  October 27, 2004                            2,849,200            285        699,695              --         699,980
Net loss                                             --             --             --      (1,396,653)     (1,396,653)
                                           ------------   ------------   ------------    ------------    ------------

Balance as of December 31, 2004              40,690,000          4,069      2,572,852      (2,916,577)       (339,656)
Net loss                                             --             --             --      (1,147,984)     (1,147,984)
                                           ------------   ------------   ------------    ------------    ------------

Balance as of September 30, 2005
  (unaudited)                                40,690,000   $      4,069   $  2,572,852    $ (4,064,561)   $ (1,487,640)
                                           ============   ============   ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
U.S. dollars

                                                                                               Period from     Period from
                                                                                               April 3, 2001   April 3, 2001
                                                                                               (commencement   (commencement
                                     Nine months ended                Year ended               of operations)  of operations)
                                       September 30,                  December 31,               through          through
                               ----------------------------    ----------------------------    September 30,   December 31,
                                   2005            2004            2004            2003            2005            2004
                               ------------    ------------    ------------    ------------    ------------    ------------
                                         Unaudited                                              Unaudited
                               ----------------------------                                    ------------

Cash flows from operating
  activities:

Net loss                       $ (1,147,984)   $   (264,761)   $ (1,396,653)   $   (550,527)   $ (4,064,561)   $ (2,916,577)
Adjustments required to
  reconcile net loss to net
  cash provided by (used in)
  operating activities:
  Depreciation                       16,660          19,337          24,744          28,099          98,946          82,286
  Decrease (increase) in
    trade and other accounts
    receivable and prepaid
    expenses                        (27,390)         24,782          20,385         111,713         (52,523)        (25,133)
  Increase (decrease) in
    deferred revenues                21,378        (143,813)       (168,561)        170,061          22,878           1,500
  Fair value of operating
    services provided by
    Nisko to the Company at
    no charge                            --           3,300           3,300           6,600          21,450          21,450
  Increase (decrease) in
    trade payables                  (16,782)          4,001          27,969           3,629          25,314          42,096
  Increase (decrease) in
    other accounts payables
    and accruals                     19,318          (4,211)         36,216           4,385         130,008         110,690
  Increase (decrease) in
    related party                    24,193          (5,379)         (4,220)          5,379          25,352           1,159
  Increase (decrease) in
    advance payments from
    customers                            --        (286,823)       (286,823)        286,823              --              --
  Accrued severance pay ,net         12,644            (140)         (1,808)          2,934          18,740           6,096
  Compensation related to
    issuance of shares to a
    service provider in
    consideration for
    business development
    services                             --              --         699,980              --         699,980         699,980
                               ------------    ------------    ------------    ------------    ------------    ------------

Net cash provided by (used
  in) operating activities       (1,097,963)       (653,707)     (1,045,471)         69,096      (3,074,416)   (1,976,453)_
                               ------------    ------------    ------------    ------------    ------------    ------------
Cash flows from investing
  activities:

Purchase of property and
  equipment                         (20,507)         (1,143)        (18,826)        (40,086)       (158,872)       (138,365)
Long-term prepaid expenses               --              --          (4,106)          2,185          (6,819)         (6,819)
                               ------------    ------------    ------------    ------------    ------------    ------------
Net cash used in investing
  activities                        (20,507)         (1,143)        (22,932)        (37,901)       (165,691)       (145,184)
                               ------------    ------------    ------------    ------------    ------------    ------------
Cash flows from financing
  activities:

Issuance of shares, net                  --              --       1,805,001              --       1,855,491       1,855,491
Short-term bank credit, net         241,768         626,610         188,054          (2,955)      1,460,806       1,219,038
                               ------------    ------------    ------------    ------------    ------------    ------------
Net cash provided by (used
  in) financing activities          241,768         626,610       1,993,055          (2,955)      3,316,297       3,074,529
                               ------------    ------------    ------------    ------------    ------------    ------------
Increase (decrease) in cash
  and cash equivalents             (876,702)        (28,240)        924,652          28,240          76,190         952,892
Cash and cash equivalents at
  beginning of period               952,892          28,240          28,240              --              --              --
                               ------------    ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents at
  end of period                $     76,190    $         --    $    952,892    $     28,240    $     76,190    $    952,892
                               ============    ============    ============    ============    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 1:- GENERAL

      a. iPoint U.S.A. Corp. ("iPoint U.S.A." or "the Company") was incorporated under the laws of the State of Delaware on March 21, 2005. iPoint Media Ltd. a fully owned subsidiary of iPoint U.S.A ("iPoint Israel"), was incorporated under the laws of the State of Israel on April 3, 2001 (jointly: "iPoint") (see Note 1e).

            The Company is controlled by a major shareholder, Nisko Projects
            (1990) Ltd. ("Nisko"), an Israeli corporation, publicly traded at the Tel-Aviv Stock Exchange.

            iPoint is engaged in the development, marketing and sales of software video solutions that provide live customer interactive centers with customer relationship management over the Internet.

            Since its inception, iPoint has devoted substantially all its efforts to business planning, research and development, marketing, recruiting management and technical staff, acquiring assets and raising capital. In addition, the Company has not generated significant revenues. Accordingly, the Company is considered to be in the development stage, as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises" ("SFAS No. 7").

      b. In 2003 and 2004, the Company derived 100% and 96% of its revenues, respectively, from a single customer, Deutsche Telecom. During the fourth quarter of 2004, Deutsche Telecom notified the Company of its intention to cancel the second phase of the agreement. During the fourth quarter of 2004, the Company entered into a legal proceeding with Deutsche Telecom. (see Note 12).

      c. The Company is devoting substantially all of its efforts towards conducting research and development of software video solutions. In the course of such activities, the Company and its subsidiary have sustained operating losses and expect such losses to continue in the foreseeable future. The Company and its subsidiary have not generated significant revenues and have not achieved profitable operations or positive cash flows from operations. The Company's deficit accumulated during the development stage aggregated to $ 4,064,561 and $ 2,916,577 as of September 30, 2005 and December 31,
            2004 respectively, the negative working capital aggregated to $ 1,535,215 and $ 396,458 as of September 30, 2005 and December 31, 2004, respectively, and the negative cash flow from operations aggregated to $ 1,097,963 and $ 1,045,471 for the periods ended September 30, 2005 and December 31, 2004, respectively. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis.

            The Company plans to continue to finance its operations with a combination of stock issuances and private placements and, in the longer term, revenues from product and maintenance sales. There are no assurances, however, that the Company will be successful in obtaining the adequate level of financing needed for the long-term development and commercialization of its planned products. As of September 30, 2005 the Company has a credit line in the amount of NIS 7 million (approximately $ 1.52 million), of which $ 1.46 million is utilized. In respect of the credit line, Nisko has provided collateral to the bank (see Note 8d).

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 1:- GENERAL (Cont.)

            These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

      d. In September and October 2004, iPoint Israel entered into investment agreements with two investors, Neomedia Technologies Inc. ("Neomedia") and Cornell Capital Partners L.P. ("Cornell"). Pursuant to the agreements, iPoint Israel issued to each of these investors 4,070,400 shares of Common stock for a consideration of $ 1 million from each. In addition, iPoint Israel entered into a business development service arrangement with Neomedia in consideration of 2,849,200 fully vested shares. The additional shares granted to Neomedia for the business development were accounted for under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), EITF 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18") and EITF Issue No. 00-18, "Accounting for Certain Transactions Involving Equity Instruments Granted to Other Than Employees". Accordingly, the fair value ascribed to the share consideration in an amount of $ 699,980, was charged to operating expenses.

            Pursuant to the investment agreement, iPoint Israel has undertaken to register its shares with the SEC within a 270-day period from the date of closing (October 12, 2004). If iPoint Israel does not comply with its obligation, it will be obligated to pay liquidation damages to the investors, at the investors' option, either in cash or shares of iPoint Israel equal to 2% of the purchase price for each 30 day period after the scheduled filing deadline (July 9, 2005). On May 24, 2005, the Company signed amendments to the investment agreements with Neomedia and Cornell according to which, Neomedia and Cornell waived their rights to any penalties or damages that may have accrued thorough September 30, 2005. As of September 30, 2005, the Company has not fulfilled the above conditions and as a result, the Company is incurring penalties equal to 2% of the purchase price for each 30 day period beginning as of October 1, 2005.

            Pursuant to the investment agreement, the Company signed a standby distribution agreement ("SDA") with Cornell, whereby iPoint-Israel may, upon the effectiveness of the registration statement registering the shares underlying the SDA, at its discretion periodically sell to Cornell shares of Common stock for a total purchase price of up to $ 10 million. According to the SDA the Company is not entitled to sell shares to Cornell until such time that a registration statement registering the shares of Common stock under the SDA has been declared effective. For each share of Common stock purchased under the SDA, Cornell will pay 98% of the lowest daily weighted average price of the Common stock during the five consecutive trading days immediately following the notice date. In addition, Cornell will retain 5% of each advance transferred to the Company under the SDA. For example, assuming that the 98% of lowest daily weighted average price of the Common stock during the five consecutive trading days immediately following a notice date is $ 0.25, should the Company request an advance in the amount of $ 200,000, Cornell will be entitled to $ 10,000, which represents the 5% commitment fee and 800,000 shares of Common stock, which is calculated by dividing $ 200,000 by $ 0.25.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 1:- GENERAL (Cont.)

            In addition, Cornell is restricted from owing in excess of 9.9% of the Company's outstanding Common stock. In the event that Cornell is unable to sell shares of Common stock that it acquires under the SDA and its ownership equals 9.9% of the Company's outstanding Common stock, the Company will not be able to draw down money under the SDA.

      e.    Reincorporation of iPoint

            As a condition to the investment agreement, iPoint Israel has committed to effect reorganization and reincorporate as a U.S. parent company. As part of the reorganization, a new Delaware corporation, iPoint U.S.A. Corp ("the Company"), was established. In April 2005, the former shareholders of iPoint Israel transferred their holdings in iPoint Israel to the new U.S. company in exchange for newly issued shares of iPoint U.S.A., maintaining the same proportionate holding interest as existed in iPoint Israel.

            This transaction has been accounted for as an exchange of equity interests between entities under common control in accordance with FASB Statement No 141, "Business Combinations" ("FASB 141"). Accordingly, the financial statements of the Company for all periods have been prepared using the historical consolidated carrying cost of the assets and liabilities and the consolidated results of operations of iPoint Israel.

      f. On March 10, 2005, iPoint Israel received a tax ruling with respect to the reincorporation according to which, the transfer of shares by iPoint Israel's shareholders to iPoint U.S.A. Corp. would be tax exempted until the sale of the shares by the Company to third parties, subject to iPoint Israel receiving an approval from the Office of Chief Scientist ("OCS"), due to its status as a development stage company, within 180 days from the approval's date. On July 27, 2005, the Company received the aforesaid approval from the OCS.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

      a.    Basis of presentation:

            The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

      b.    Principles of consolidation:

            The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Inter-company transactions and balances have been eliminated upon consolidation.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

      c.    Unaudited information:

            The consolidated financial statements include the unaudited consolidated balance sheet as of September 30, 2005, the related unaudited consolidated statements of operations and cash flows for the nine months periods ended September 30, 2004 and September 30, 2005 and the related statements of change in stockholders' deficiency for the nine months period ended September 30, 2005 presented in accordance with accounting principles generally accepted for interim financial reporting. This unaudited information has been prepared by the Company on the same basis as the audited annual consolidated financial statements and, in management's opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for fair presentation of the financial information, for the periods presented. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for audited financial statements. Results for interim periods are not necessarily indicative of results expected for the entire year.

      c.    Use of estimates:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      d.    Financial statements in U.S. dollars:

            The functional currency of the Company is the U.S. dollar, as the U.S. dollar is the currency of the primary economic environment in which the Company will operate in the foreseeable future. The majority of the Company's operations are currently conducted in Israel and most of the Israeli expenses are currently paid in new Israeli shekels ("NIS"); however, most of these expenses are denominated and determined in U.S. dollars. Financing activities, including equity transactions, are made in U.S. dollars.

            The Company's transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board ("SFAS"). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

      e.    Cash equivalents:

            Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

      f.    Property and equipment, net:

            Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method, over the estimated useful lives of the assets, at the following annual rates:

                                                                %
                                                        -----------------

            Computers and peripheral equipment               20 - 33
            Office furniture and equipment                    6 - 15
            Motor vehicles                                      15

            The Company's long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long- Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 2004, and 2003, no impairment losses have been identified.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

      g.    Severance pay:

            The subsidiary's liability for severance pay in respect to its Israeli employees is calculated pursuant to Israel's Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. Israeli employees are entitled to one month's salary for each year of employment, or a portion thereof. The subsidiary's liability for its employees is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

            The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel's Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

            Severance expense for the years ended December 31, 2004 and 2003 amounts to $ 23,445 and $ 27,830, respectively.

      h.    Revenue recognition:

            The Company's revenues are derived from license fees for its software products, from installation and training and from maintenance and support arrangements.

            The Company recognizes software license revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended. Revenue from license fees is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable.

            Maintenance revenues are deferred and recognized on a straight-line basis over the term of the maintenance and support agreement.

            Where arrangements involve multiple elements such as maintenance, installations and training services, revenue is allocated to each element based on vendor specific objective evidence ("VSOE") of the relative fair value of each element in the arrangement. When fair value of an element can not be determined, revenues from the entire arrangement are deferred until such element is delivered.

            For the periods ended September 30, 2005, December 31, 2004 and December 31, 2003, the Company could not establish VSOE. Accordingly, all revenues including maintenance, installation and training services are recognized ratably over the period of maintenance. In 2003 and 2004, the Company derived 100% and 96% of its revenues, respectively, from a single customer, Deutsche Telecom (see Note 1b).

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

      i.    Research and development costs:

            SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

            Based on the Company's product development process, technological feasibility is established upon the completion of a working model. The Company does not incur material costs between the completion of the working model and the point at which the product is ready for general release. Therefore, research and development costs are charged to the statement of operations as incurred.

      j.    Income taxes:

            The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiary provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

      k.    Concentrations of credit risk:

            Financial instruments that potentially subject the Company and its subsidiary to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables and other accounts receivable. The majority of the Company's cash and cash equivalents are invested with major banks in Israel. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

            The Company and its subsidiary have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

      l.    Fair value of financial instruments:

            The following methods and assumptions were used by the Company and its subsidiary in estimating their fair value disclosures for financial instruments:

            The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, short-term bank credit, trade payables and other accounts payable approximate their fair value due to the short-term maturity of such instruments.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

      m.    Loss per share:

            Basic loss per share is computed based on the weighted average number of shares of Common stock outstanding during each year. Diluted loss per share is computed based on the weighted average number of shares of Common stock outstanding during each year, plus dilutive potential shares of Common stock considered outstanding during the year, in accordance with SFAS No. 128, "Earnings per Share".

            During 2004 and 2003, shares attributable to outstanding warrants (see Note 7c) have been excluded from the calculation of the diluted loss per share of Common stock because such securities were anti-dilutive.

      n.    Stock-based compensation:

            The Company has elected to follow APB No. 25, "Accounting for Stock Issued to Employees" and FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation" in accounting for its employee stock option plan. Under APB No. 25, when the exercise price of the Company's options is less than the market value of the underlying shares on the date of grant, compensation expense is recognized and amortized ratably over the vesting period of the options.

            The Company adopted the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amended certain provisions of SFAS No. 123. The Company continues to apply the provisions of APB No. 25, in accounting for stock-based compensation.

            Pro forma information required by SFAS 123 was not prepared due to the fact that the Company has not granted any options as of September 30, 2005. See also Note 7d.

      o. Accounting for stock-based compensation related to warrants granted to non-employees:

            The Company applies SFAS No. 123, EITF 96-18 and EITF 00-18. SFAS 123 requires use of an option valuation model to measure the fair value of the options on the date of grant.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

      p.    Recently issued accounting pronouncements:

            On December 16, 2004, the Financial Accounting Standards Board
            (FASB) issued Statement No. 123 (revised 2004), "Share-Based Payment" ("Statement 123R"), which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statements 123 permitted, but did not require, share-based payments to employees to be recognized based on their fair values while Statement 123R requires all share-based payments to employees to be recognized based on their fair values. Statement 123R also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The new Standard will be effective for the Company in the first fiscal year beginning after December 15, 2005. On March 29, 2005, the SEC published Staff Accounting Bulletin ("SAB") No. 107, which provides the staff's views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation. The Company will adopt Statement 123R and SAB 107 as of the financial statements of the first quarter of 2006.

      2. In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154 ("FAS 154"), "Accounting Changes and Error Corrections" - a replacement of APB No. 20, Accounting Changes" and FAS No. 3, "Reporting Accounting Changes in Interim Financial Statements" . FAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. APB Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable.

            FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Group is currently assessing the impact of FAS 154 on its results of operations, financial condition and liquidity.

NOTE 3:- PROPERTY AND EQUIPMENT

                                                              December 31,
                                                                  2004
                                                              ------------
             Cost:
               Computers and peripheral equipment             $    102,382
               Office furniture and equipment                       10,688
               Motor vehicles                                       25,295
                                                              ------------

                                                                   138,365

            Accumulated depreciation:                               82,286
                                                              ------------

             Depreciated cost                                 $     56,079
                                                              ============

            Depreciation expense amounted to $ 24,744 and $ 28,099 for the years ended December 31, 2004 and 2003, respectively.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 4:- SHORT-TERM BANK CREDIT

            The short-term bank credit amounted to $ 1,219,038 as of December 31, 2004. The bank credit has no maturity date and the credit line is linked to the NIS and bears interest of 5.2% per annum. The credit line is guaranteed by collateral from Nisko (see Note 8d).

            The Company's unused line of credit is approximately $ 406 thousand as of December 31, 2004.

NOTE 5:- OTHER ACCOUNTS PAYABLES AND ACCRUALS

                                                            December 31,
                                                                2004
                                                            ------------

            Payroll and related employees accruals          $    103,720
            Other                                                  6,970
                                                            ------------

                                                            $    110,690
                                                            ============

NOTE 6:- COMMITMENTS AND CONTINGENT LIABILITIES

      Regarding the lease commitment to a related party, see Note 8c. Regarding legal proceeding see Note 12.

NOTE 7:- STOCK CAPITAL

      a. The Common stock confers upon the holders the right to participate and vote in general meetings of the Company and the right to receive dividends, if declared.

      b. In September and October 2004, iPoint Israel entered into investments agreements with two investors for a total consideration of $ 2,000,000. For further information see Note 1d.

      c.    Warrants to service provider:

            On November 3, 2002, iPoint Israel had granted to a service provider fully vested warrants to purchase 1,500 shares of Common stock of iPoint Israel with an exercise price of NIS 1.00 per warrant. As a result of the exchange of shares between iPoint Israel and the Company, the said warrants were exchanged by warrants to purchase 150,000 shares of Common stock of the Company. These warrants are exercisable, in whole or in part, at any time commencing on the date of grant and ending upon the end of the fourth anniversary of such date. The fair value ascribed to the warrants was immaterial.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 7:- STOCK CAPITAL (Cont.)

      d.    Options to an employee:

            During October 2004, the Company has committed to grant to one of its employees, options to purchase 0.6% of the iPoint Israel's outstanding Common stock based on its capital structure prior to the equity financing as described in Note 1d. The grant is subject to an approval of the Company's employee stock option plan by its Board of Directors. The exercise price is $ 17 per option. The options will vest during a period of four years commencing October 2004. As of September 30, 2005, no options were granted.

NOTE 8:- RELATED PARTY BALANCES AND TRANSACTIONS

      a.    Related party balances:

                                                             December 31,
                                                                 2004
                                                              ---------

            Accounts payables - Nisko                         $   1,159
                                                              =========

      b.    Related party transactions:

                                                                            Year ended
                                                                            December 31,
                                                                        -------------------
                                                                          2004       2003
                                                                        --------   --------
            Payroll and related expenses to an executive                $134,315   $133,465
                                                                        ========   ========

            Management fees *) - Nisko                                  $ 51,000   $     --
                                                                        ========   ========

            Rent and maintenance - Nisko                                $ 42,800   $ 29,230
                                                                        ========   ========

            Deemed fair value of operating services provided by Nisko
              to the Company at no charge *)                            $  3,300   $  6,600
                                                                        ========   ========

      *) According to an agreement signed in June 2004, the Company is committed to pay Nisko management fees in the amount of $ 8,500 per month for certain general and administrative operating services.

            Prior to June 2004, certain operating services were provided at no charge. In accordance with SAB Topic 1B, the Company recorded the deemed fair value of these expenses relating to such services to the statement of operations and as a contribution to additional paid-in capital.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 8:- RELATED PARTY BALANCES AND TRANSACTIONS (Cont.)

      c. iPoint Israel leases its facilities under lease agreements from Nisko. The lease is for a period of three years, commencing December 15, 2004. The future minimum lease commitments are approximately:

                                                          Year ended
                                                         December 31,
                                                      ------------------
                                                         In thousands
                                                      ------------------

                      2005                              $          37
                      2006                              $          37
                      2007                              $          35

      d. Nisko granted the Company collateral limited to NIS 7 million (approximately $ 1.62 million) to ensure iPoint Israel's bank credit line. The collateral has no maturity date. As of December 31, 2004, the Company's credit line amounted to approximately $ 1.2 million.

      e. On June 25, 2001, iPoint Israel and Imagine, a company under common control ("Imagine"), signed a software license agreement under which Imagine granted Ipoint Israel a royalty-free, worldwide, irrevocable license to utilize the proprietary processes, systems, know-how, designs and software in connection with a certain program developed by Imagine as specified in the agreement. As consideration for such license, Ipoint Israel issued to Imagine 750 shares of Ipoint Israel Common stock. On December 29, 2003, Nisko acquired all of the remaining assets and activities of Imagine including the aforementioned proprietary processes. Nisko subsequently transferred to iPoint Israel the proprietary processes at no consideration.

            As the transaction was between two entities under common control, the transaction was recorded at its book value which was $ 0.

NOTE 9:- INCOME TAXES

      a. Measurement of taxable income under the Income Tax Law (Inflationary Adjustments), 1985:

            Results for tax purposes of the Israeli subsidiary are measured in terms of earnings in NIS, after certain adjustments for increases in the Israeli Consumer Price Index ("CPI"). As explained in Note 2d, the financial statements are measured in U.S. dollars. The difference between the annual change in the Israeli CPI and in the NIS/dollar exchange rate causes a further difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Israeli subsidiary has not provided deferred income taxes on the difference between the functional currency and the tax basis of assets and liabilities.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 9:- INCOME TAXES (Cont.)

      b.    Reform in the Israeli tax system:

            Until December 31, 2003, the regular tax rate applicable to income of companies was 36%. In June 2004, an amendment to the Income Tax Ordinance was passed by the Israeli parliament, which determines, among other things, that the corporate tax rate is to be gradually reduced to the following tax rates: 2004 - 35%, 2005 - 34%, 2006 - 32% and 2007 and thereafter - 30%. On July 25, 2005, the Knesset passed the Law for the Amendment of the Income Tax Ordinance (No.
            147), 2005, which prescribes, among others, a gradual decrease in the corporate tax rate in Israel to the following tax rates: in 2006
            - 31%, in 2007 - 29%, in 2008 - 27%, in 2009 - 26% and in 2010 and
            thereafter - 25%.

      c.    Net operating losses carryforwards:

            The Israeli subsidiary has accumulated losses for tax purposes as of December 31, 2004, in the amount of approximately $ 1.8 million, which may be carried forward and offset against taxable income in the future, for an indefinite period.

            IPoint U.S.A. has no accumulated losses for tax purposes as of December 31, 2004.

      d.    Deferred income taxes:

            Deferred income taxes reflect the net tax effects of net operating tax loss carryforwards between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The Company's deferred tax assets resulting from tax loss carryforwards are as follows:

                                                                      December 31,
                                                                ----------------------
                                                                   2004         2003
                                                                ---------    ---------

            Net operating loss carryforwards                    $ 541,985    $ 385,917
            Reserves and allowances                                   707          132
                                                                ---------    ---------

            Net deferred tax asset before valuation allowance     542,692      386,049
            Valuation allowance                                  (542,692)    (386,049)
                                                                ---------    ---------

                                                                $      --    $      --
                                                                =========    =========

            The Company provided valuation allowances in respect of the aforementioned deferred tax assets since management currently believes that it is not more likely than not that the deferred tax assets will be realized. The change in the valuation allowance as of December 31, 2004 was an increase of $ 156,643.

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 9:- INCOME TAXES (Cont.)

      e.    Loss before taxes on income from continuing operations:

                              Year ended
                             December 31,
                      ---------------------------
                          2004           2003
                      ------------   ------------

            Foreign   $  1,396,653   $    550,527
                      ============   ============

NOTE 10:- FINANCIAL EXPENSES

            Financial expenses:
              Interest on short-term bank loans          $     64,313   $     87,759
              Foreign currency translation differences         39,837        101,446
                                                         ------------   ------------

                                                         $    104,150   $    189,205
                                                         ============   ============

NOTE 11:- GEOGRAPHIC AND SEGMENT INFORMATION

      a.    Revenues by geographic areas:

            The Company and its subsidiary operate in one reportable segment: marketing and sales of software video solution (see brief description in Note 1). Following is a summary of revenues by geographic area. Revenues are attributed to geographic area, based on the location of the end customers, and in accordance with FAS 131:

                                       Year ended
                                      December 31,
                               ---------------------------
                                   2004           2003
                               ------------   ------------

            Europe - Germany   $    514,189   $    593,379
            Other                        --         24,724
                               ------------   ------------

                               $    514,189   $    618,103
                               ============   ============

      b.    The Group's long-lived assets are located as follows:

                     December 31,
                         2004
                     ------------

            Israel   $     56,079
                     ============

                                          IPOINT U.S.A. CORP. AND ITS SUBSIDIARY
                                                   (A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars

NOTE 12:- SUBSEQUENT EVENTS (UNAUDITED)

      During the fourth quarter of 2004, the Company entered into a legal proceeding with Deutsche Telecom, a former customer. The Company alleged a breach of a maintenance contract by Deutsche Telecom on behalf of the latter. On October 2, 2005, the Company and Deutsche Telecom reached a settlement according to which the Company received approximately $ 584 thousand.

                               - - - - - - - - - -

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee               $       .01
Accounting fees and expenses        110,000.00*
Legal fees and expenses              40,000.00*
Miscellaneous                         5,000.00
                                   -----------
                       TOTAL       $155,000.01*
                                   ===========


* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      On May 24, 2005, we entered into a Share Exchange Agreement with the shareholders of iPoint Media Ltd., an Israeli corporation ("iPoint-Israel") our wholly-owned subsidiary. In consideration for all of the issued and outstanding capital stock of iPoint-Israel, we issued an aggregate 40,690,000 shares of common stock to seven shareholders of iPoint-Israel. In addition, we issued a warrant to purchase 150,000 shares of common stock in exchange for a warrant to purchase 1,500 ordinary shares of iPoint-Israel. As a result, iPoint-Israel became our wholly-owned subsidiary through which we conduct all of our operations. This exchange was deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, with respect to all investors located in the United States and Regulation S for all investors located outside of the United States. No advertising or general solicitation was employed in offering the securities. The offering was made to a limited number of persons. The offering to residents in the United States was to accredited investors that were business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In connection with the parties that received securities in accordance with Regulation S, each party represented that that they were outside of the United States when receiving and executing the Share Exchange Agreement.

      Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

      ITEM 27. EXHIBITS.

      The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean IPoint U.S.A. Corp., a Delaware corporation.

Exhibit
Number            Description
------            -----------


3.1               Certificate of Incorporation. (1)

3.2               Bylaws (1)


4.1 Investment Agreement entered between iPoint Media Ltd and Neomedia Technologies, Inc. dated September 7, 2004

4.2 Registration Rights Agreement entered between iPoint Media Ltd and Neomedia Technologies, Inc. dated September 7, 2004

4.3 Investment Agreement entered between iPoint Media Ltd and Cornell Capital Partners LP dated October 12, 2004

4.4 Registration Rights Agreement entered between iPoint Media Ltd and Cornell Capital Partners LP dated October 12, 2004

4.5 Escrow Agreement entered between iPoint Media Ltd, Cornell Capital Partners LP and David Gonzalez, Esq. dated October 12, 2004

4.6 Standby Equity Distribution Agreement entered between iPoint Media Ltd and Cornell Capital Partners LP dated October 12, 2004

4.7 Registration Rights Agreement entered between iPoint Media Ltd and Cornell Capital Partners LP dated October 12, 2004

4.8               Intentionally Left Blank

4.9 Placement Agent Agreement entered between iPoint Media Ltd, Cornell Capital Partners LP and Newbridge Securities Corporation dated October 12, 2004

4.10 Amendment to Registration Rights Agreement entered between iPoint Media Ltd and Cornell Capital Partners LP

4.11 Amendment to Registration Rights Agreement entered between iPoint Media Ltd and Neomedia Technologies, Inc.

4.12 Assignment Agreement entered between iPoint U.S.A. Corp., iPoint Media Ltd and Neomedia Technologies, Inc.

4.13 Assignment Agreement entered between iPoint U.S.A. Corp., iPoint Media Ltd and Cornell Capital Partners LP


5.1               Sichenzia Ross Friedman Ference LLP Opinion and Consent (1)


10.1 Stock Exchange Agreement dated May 24, 2005 2005 by and between IPoint U.S.A. Corp., a Delaware corporation, and the Stockholders of IPoint Media Ltd., an Israeli corporation

10.2 Indemnification Agreement entered between iPoint Media Ltd and Neomedia Technologies, Inc. dated September 7, 2004

10.3 Business Development Agreement entered between iPoint Media Ltd and Neomedia Technologies, Inc. dated September 7, 2004


10.4 Management Services Agreement dated June 14, 2004 entered by and between Nisko Projects Electronics and Communications
                  (1990) Ltd and iPoint Media Ltd.

10.5 Contract of SubLease dated February 24, 2005 entered by and between Nisko Projects Electronics and Communications (1990) Ltd and iPoint Media Ltd.

10.6 Continuing Limited Guarantee by Nisko Projects Electronics and Communications (1990) Ltd

10.7 Letter Agreement dated September 20, 2005 by and between United Mizrahi Bank Ltd. and Nisko Projects Electronics and Communications (1990) Ltd

10.8 Letter of Nisko Projects Electronics and Communications (1990) Ltd to United Mizrahi Bank Ltd. dated July 7, 2004

14.1              Code of Ethics (1)

21.1              List of Subsidiaries (1)


23.1              Consent of KOST FORER GABBAY & KASIERER

23.2              Consent of legal counsel (see Exhibit 5.1).

---------------------------------


(i) Incorporated by reference to the Form SB-2 Registration Statement filed with the Securities and Exchange Commission dated July 1, 2005.


ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Tel Aviv, Israel, on January 10, 2006.


                                        IPOINT U.S.A. CORP.

                                        By: /s/ Muki Geller
                                            ------------------------------------
                                            Muki Geller, Chief Executive Officer
                                            President, Secretary and Director


                                        By: /s/ Effi Bazia
                                            ------------------------------------
                                            Effi Bazia, Chief Financial Officer
                                            and Principal Accounting Officer


      In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

                  Signature                  Title                    Date
------------------------------------  ---------------------  -------------------


/s/Muki Geller                              Director           January 10, 2006
-----------------------------------
Muki Geller

/s/ Muki Geller as attorney in fact         Director           January 10, 2006
-----------------------------------
Efi Sagi

/s/ Muki Geller as attorney in fact         Director           January 10, 2006
-----------------------------------
Avi Kanetti

/s/ Muki Geller as attorney in fact         Director           January 10, 2006
-----------------------------------
Itzhan Nitzan